                                                                    Exhibit 10.1

================================================================================

                                                                  CONFORMED COPY

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                           Dated as of January 6, 2006

                                      among

                           PER-SE TECHNOLOGIES, INC.,
                                as the Borrower,

                 CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER,
                               as the Guarantors,

                             BANK OF AMERICA, N.A.,
           as Administrative Agent, Swing Line Lender and L/C Issuer,

                                       and

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                              as Syndication Agent,

                                       and

                         THE OTHER LENDERS PARTY HERETO

                         BANC OF AMERICA SECURITIES LLC,
                   as Sole Lead Arranger and Sole Book Manager

================================================================================

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS................................     1
   1.01    Defined Terms..................................................     1
   1.02    Other Interpretive Provisions..................................    26
   1.03    Accounting Terms...............................................    27
   1.04    Rounding.......................................................    28
   1.05    References to Agreements and Laws..............................    28
   1.06    Times of Day...................................................    28
   1.07    Letter of Credit Amounts.......................................    28
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS..........................    28
   2.01    Revolving Loans and Term Loan..................................    28
   2.02    Borrowings, Conversions and Continuations of Loans.............    29
   2.03    Letters of Credit..............................................    31
   2.04    Swing Line Loans...............................................    38
   2.05    Prepayments....................................................    40
   2.06    Termination or Reduction of Aggregate Revolving Commitments....    43
   2.07    Repayment of Loans.............................................    44
   2.08    Interest.......................................................    45
   2.09    Fees...........................................................    45
   2.10    Computation of Interest and Fees...............................    46
   2.11    Evidence of Debt...............................................    46
   2.12    Payments Generally.............................................    46
   2.13    Sharing of Payments............................................    48
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY........................    49
   3.01    Taxes..........................................................    49
   3.02    Illegality.....................................................    50
   3.03    Inability to Determine Rates...................................    50
   3.04    Increased Cost and Reduced Return; Capital Adequacy............    50
   3.05    Funding Losses.................................................    51
   3.06    Matters Applicable to all Requests for Compensation............    51
   3.07    Survival.......................................................    52
ARTICLE IV GUARANTY.......................................................    52
   4.01    The Guaranty...................................................    52
   4.02    Obligations Unconditional......................................    52
   4.03    Reinstatement..................................................    53
   4.04    Certain Additional Waivers.....................................    53
   4.05    Remedies.......................................................    54
   4.06    Rights of Contribution.........................................    54
   4.07    Guarantee of Payment; Continuing Guarantee.....................    54
ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS.......................    54
   5.01    Conditions of Initial Credit Extension.........................    54
   5.02    Conditions to all Credit Extensions............................    59
ARTICLE VI REPRESENTATIONS AND WARRANTIES.................................    60
   6.01    Existence, Qualification and Power.............................    60

   6.02    Authorization; No Contravention................................    60
   6.03    Governmental Authorization; Other Consents.....................    60
   6.04    Binding Effect.................................................    60
   6.05    Financial Statements; No Material Adverse Effect...............    60
   6.06    Litigation.....................................................    61
   6.07    No Default.....................................................    62
   6.08    Ownership of Property; Liens...................................    62
   6.09    Environmental Compliance.......................................    62
   6.10    Insurance......................................................    63
   6.11    Taxes..........................................................    63
   6.12    ERISA Compliance...............................................    63
   6.13    Subsidiaries...................................................    64
   6.14    Margin Regulations; Investment Company Act; Public Utility
           Holding Company Act............................................    64
   6.15    Disclosure.....................................................    64
   6.16    Compliance with Laws...........................................    64
   6.17    Intellectual Property; Licenses, Etc...........................    65
   6.18    Solvency.......................................................    65
   6.19    Perfection of Security Interests in the Collateral.............    65
   6.20    Business Locations.............................................    65
   6.21    Labor Matters..................................................    65
ARTICLE VII AFFIRMATIVE COVENANTS.........................................    66
   7.01    Financial Statements...........................................    66
   7.02    Certificates; Other Information................................    67
   7.03    Notices........................................................    69
   7.04    Payment of Obligations.........................................    70
   7.05    Preservation of Existence, Etc.................................    70
   7.06    Maintenance of Properties......................................    70
   7.07    Maintenance of Insurance.......................................    71
   7.08    Compliance with Laws...........................................    71
   7.09    Books and Records..............................................    71
   7.10    Inspection Rights..............................................    71
   7.11    Use of Proceeds................................................    72
   7.12    Additional Subsidiaries........................................    72
   7.13    ERISA Compliance...............................................    72
   7.14    Pledged Assets.................................................    73
   7.15    Refinance of Convertible Subordinated Debentures...............    73
   7.16    Debt Rating....................................................    73
   7.17    Post-Closing Deliverables......................................    73
ARTICLE VIII NEGATIVE COVENANTS...........................................    74
   8.01    Liens..........................................................    74
   8.02    Investments....................................................    76
   8.03    Indebtedness...................................................    76
   8.04    Fundamental Changes............................................    78
   8.05    Dispositions...................................................    78
   8.06    Restricted Payments............................................    79

   8.07    Change in Nature of Business...................................    79
   8.08    Transactions with Affiliates and Insiders......................    79
   8.09    Burdensome Agreements..........................................    80
   8.11    Financial Covenants............................................    81
   8.13    Organization Documents; Fiscal Year; Legal Name, State of
           Formation and Form of Entity...................................    82
   8.14    Ownership of Subsidiaries......................................    82
   8.15    Sale Leasebacks................................................    82
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES.................................    82
   9.01    Events of Default..............................................    82
   9.02    Remedies Upon Event of Default.................................    84
   9.03    Application of Funds...........................................    85
ARTICLE X ADMINISTRATIVE AGENT............................................    86
   10.01   Appointment and Authority......................................    86
   10.02   Rights as a Lender.............................................    86
   10.03   Exculpatory Provisions.........................................    86
   10.04   Reliance by Administrative Agent...............................    87
   10.05   Delegation of Duties...........................................    87
   10.06   Resignation of Administrative Agent............................    88
   10.07   Non-Reliance on Administrative Agent and Other Lenders.........    88
   10.08   No Other Duties, Etc...........................................    89
   10.09   Administrative Agent May File Proofs of Claim..................    89
   10.10   Collateral and Guaranty Matters................................    90
ARTICLE XI MISCELLANEOUS..................................................    90
   11.01   Amendments, Etc................................................    90
   11.02   Notices; Effectiveness; Electronic Communication...............    92
   11.03   No Waiver; Cumulative Remedies.................................    93
   11.04   Attorney Costs, Expenses; Indemnity; Damage Waiver.............    94
   11.05   Payments Set Aside.............................................    95
   11.06   Successors and Assigns.........................................    96
   11.07   Confidentiality................................................    98
   11.08   Set-off........................................................    99
   11.09   Interest Rate Limitation.......................................   100
   11.10   Counterparts...................................................   100
   11.11   Integration....................................................   100
   11.12   Survival of Representations and Warranties.....................   100
   11.13   Severability...................................................   100
   11.14   Tax Forms......................................................   101
   11.15   Replacement of Lenders.........................................   102
   11.16   Governing Law..................................................   103
   11.17   Waiver of Jury Trial...........................................   104

SCHEDULES

     1.01(a) Data Centers
     1.01(b) Existing Letters of Credit
     2.01    Commitments and Pro Rata Shares
     6.10    Insurance
     6.13    Subsidiaries
     6.17    IP Rights
     6.20(a) Locations of Real Property
     6.20(b) Locations of Tangible Personal Property
     6.20(c) Location of Chief Executive Office, Etc.
     7.17    Landlord Lien Waivers
     8.01    Liens Existing on the Closing Date
     8.02    Investments Existing on the Closing Date
     8.03    Indebtedness Existing on the Closing Date
     8.15    Sale and Leaseback Transactions
     11.02   Certain Addresses for Notices
     11.06   Processing and Recordation Fees

EXHIBITS

     A   Form of Loan Notice
     B   Form of Swing Line Loan Notice
     C-1 Form of Revolving Note
     C-2 Form of Swing Line Note
     C-3 Form of Term Note
     D   Form of Compliance Certificate
     E   Form of Assignment and Assumption
     F   Form of Joinder Agreement

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

     This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of January 6, 2006 among PER-SE TECHNOLOGIES, INC., a Delaware corporation (the "Borrower"), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and amends and restates that certain Credit Agreement, dated as of September 11, 2003 (as amended or otherwise modified prior to the date hereof, the "Existing Credit Agreement"), among the Borrower, each lender from time to time party thereto and Bank of America, N.A., as administrative agent.

                             PRELIMINARY STATEMENTS:

     1. The Borrower has requested that the Lenders make available to the Borrower a revolving credit facility in the principal amount of $50,000,000 and a term loan facility in the principal amount of $435,000,000.

     2. The Administrative Agent and the Lenders are willing to make such credit facilities available to the Borrower, upon and subject to the terms and conditions set forth herein.

     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

     As used in this Agreement, the following terms shall have the meanings set forth below:

     "Acquisition", by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the Property of another Person, or of a Business Unit of another Person, or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

     "Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

     "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

     "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

     "Aggregate Revolving Commitments" means the Revolving Commitments of all the Lenders. The amount of the Aggregate Revolving Commitments in effect on the Closing Date is FIFTY MILLION DOLLARS ($50,000,000).

     "Agreement" means this Amended and Restated Credit Agreement, as amended, modified, supplemented and extended from time to time.

     "Applicable Rate" means (a) with respect to Revolving Loans, Swing Line Loans, Letters of Credit and the Commitment Fee, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to
Section 7.02(b):

                 Consolidated                                         Eurodollar Rate
Pricing Tier    Leverage Ratio   Commitment Fee   Letters of Credit        Loans        Base Rate Loans
------------   ---------------   --------------   -----------------   ---------------   ---------------
1              < 3.0:1.0              0.25%             1.50%              1.50%              0.50%
2              > or = 3.0:1.0         0.30%             1.75%              1.75%              0.75%
               but < 3.5:1.0
3              > or = 3.5:1.0        0.375%             2.00%              2.00%              1.00%
               but < 4.0:1.0
4              > or = 4.0:1.0         0.50%             2.25%              2.25%              1.25%
               but < 4.5:1.0
5              > or = 4.5:1.0         0.50%             2.50%              2.50%              1.50%

and (b) with respect to the Term Loan, a percentage per annum equal to (i) 2.25% for Eurodollar Rate Loans and (ii) 1.25% for Base Rate Loans. Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending June 30, 2006 shall be determined based upon Pricing Level 4.

     "Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

     "Assignment and Assumption" means an Assignment and Assumption substantially in the form of Exhibit E, and shall include, in the case of the initial assignments of portions of Term Loan by the initial Lenders, one or more master assignment and assumption agreements to effect assignments to multiple assignees substantially on the terms of the form of Assignment and Assumption set forth in Exhibit E.

     "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

     "Attributable Indebtedness" means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP,
(b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

     "Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

     "Availability Period" means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

     "Bank of America" means Bank of America, N.A. and its successors.

     "BAS" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

     "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the "prime rate" announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

     "Borrower" has the meaning specified in the introductory paragraph hereto.

     "Borrower Materials" has the meaning specified in Section 7.02.

     "Borrowing" means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

     "Business Unit" means any operating division or other business unit or business segment of a Person.

     "Businesses" means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

     "Capital Lease" means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

     "Capital Stock" means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Collateralize" has the meaning specified in Section 2.03(g).

     "Cash Equivalents" means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or
(iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through
(d).

     "Change of Control" means an event or series of events by which:

          (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and

     13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all Capital Stock that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) of the Capital Stock of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

          (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease (other than by reason of death, disability or mandatory retirement due to age) to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period,
     (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

          (c) the occurrence of a "Change of Control" (or any comparable term) under, and as defined in the Convertible Subordinated Debentures Documents.

     "Closing Date" means the date hereof.

     "Collateral" means a collective reference to all real and personal Property with respect to which Liens in favor of the Administrative Agent are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

     "Collateral Documents" means a collective reference to the Security Agreement, the Pledge Agreement, the Mortgages and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of
Section 7.14.

     "Commitment" means, as to each Lender, the Revolving Commitment of such Lender and/or the Term Loan Commitment of such Lender.

     "Compliance Certificate" means a certificate substantially in the form of Exhibit D.

     "Consolidated Adjusted EBITDAR" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) Consolidated EBITDA for such period plus rent and lease expense for such period minus (ii) Consolidated Capital Expenditures for such period (other than any Consolidated Capital Expenditures funded with Indebtedness permitted by Section 8.03(e)) minus (iii) Consolidated Cash Taxes for such period, all as determined in accordance with GAAP. For purposes of calculating Consolidated Adjusted EBITDAR (i) for the four fiscal quarter period ending March 31, 2006, Consolidated Adjusted EBITDAR shall be actual Consolidated Adjusted EBITDAR for the fiscal quarter period ending March 31, 2006 multiplied by four, (ii) for the four fiscal quarter period ending June 30, 2006, Consolidated Adjusted EBITDAR shall be actual Consolidated Adjusted EBITDAR for the two fiscal quarter period ending June 30, 2006 multiplied by two, and (iii) for the four fiscal quarter period ending September 30, 2006, Consolidated Adjusted EBITDAR shall be actual Consolidated Adjusted EBITDAR for the three fiscal quarter period ending September 30, 2006 multiplied by one and one third.

     "Consolidated Capital Expenditures" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all capital expenditures (including, without limitation, any capitalized software development costs), as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (a) expenditures made with proceeds of any Involuntary Disposition to the extent such expenditures are used to purchase Property that is of a type suitable for use in a business permitted by Section
8.07 or (b) Permitted Acquisitions. For purposes of calculating Consolidated Capital Expenditures (i) for the four fiscal quarter period ending March 31, 2006, Consolidated Capital Expenditures shall be actual Consolidated Capital Expenditures for the fiscal quarter period ending March 31, 2006 multiplied by four, (ii) for the four fiscal quarter period ending June 30, 2006, Consolidated Capital Expenditures shall be actual Consolidated Capital Expenditures for the two fiscal quarter period ending June 30, 2006 multiplied by two, and (iii) for the four fiscal quarter period ending September 30, 2006, Consolidated Capital Expenditures shall be actual Consolidated Capital Expenditures for the three fiscal quarter period ending September 30, 2006 multiplied by one and one third.

     "Consolidated Cash Taxes" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the aggregate of all taxes to the extent the same are paid in cash during such period.

     "Consolidated EBITDA" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes, and franchise taxes and state single business unitary and similar taxes imposed in lieu of income tax, payable by the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) all non-cash, non-recurring expenses, charges and losses for such period (excluding those expenses, charges and losses related to accounts receivable); provided that such expenses, charges and losses (A) were not a cash item in the four fiscal quarter period immediately prior to such period and (B) are not expected to be paid in cash at any time in the future,
(v) for the fiscal quarter period ending on March 31, 2006, any expenses incurred by the Borrower during such period in connection with the tender offer, early redemption, or discharge of the NDC Subordinated Notes, including all premiums, fees and legal costs related thereto, (vi) (A) the one time, non-recurring cash charges during such period related to severance, retention, and other compensation-related payments, costs of signage and re-branding, and other costs related to integration of accounting systems and operations, in each case paid in connection with the NDC Acquisition so long as such non-recurring cash charges are made within 24 months of the consummation of the NDC Acquisition and do not exceed $20,000,000 in the aggregate and (B) other one time, non-recurring cash charges in connection with the NDC Acquisition during such period so long as such non-recurring cash charges are made within 24 months of the consummation of the NDC Acquisition and do not exceed $10,000,000 in the aggregate, (vii) non-cash stock-based compensation expenses for such period, and
(viii) any non-cash losses resulting from mark-to-market adjustments under FASB 133 plus (b) without duplication, any losses resulting from the sale of assets outside of the ordinary course of business for such period minus (c) without duplication, any gains from the sale of assets outside the ordinary course of business for such period minus (d) to the extent included in calculating such Consolidated Net Income, any non-cash gains resulting from mark-to-market adjustments under FASB 133, all as determined in accordance with GAAP. Notwithstanding the foregoing, for purposes of calculating Consolidated EBITDA
(i) for the four fiscal quarter period ending March 31, 2006, Consolidated EBITDA shall be actual Consolidated EBITDA for the three fiscal month period ending March 31, 2006 multiplied by four, (ii) for the four fiscal quarter period ending June 30, 2006, Consolidated EBITDA shall be actual Consolidated EBITDA for the six fiscal month period ending June 30, 2006 multiplied by two and (iii) for the four fiscal quarter period ending September 30, 2006, Consolidated EBITDA shall be actual Consolidated EBITDA for the nine fiscal month period ending September 30, 2006 multiplied by one and one third.

     "Consolidated Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDAR for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) to (b) Consolidated Fixed Charges for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b); provided, however, that for the fiscal periods ending March 31, 2006, June 30, 2006, and September 30, 2006, such ratio shall be calculated in accordance with the definitions for "Consolidated Adjusted EBITDAR" and "Consolidated Fixed Charges", respectively.

     "Consolidated Fixed Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) the cash portion of Consolidated Interest Charges for such period plus (ii) Consolidated Scheduled Funded Debt Payments for such period (other than any debt amortization payments on the Term Loan during such period) plus (iii) rent and lease expense for such period, all as determined in accordance with GAAP. For purposes of calculating Consolidated Fixed Charges (i) for the four fiscal quarter period ending March 31, 2006, Consolidated Fixed Charges shall be actual Consolidated Fixed Charges for the fiscal quarter period ending March 31, 2006 multiplied by four, (ii) for the four fiscal quarter period ending June 30, 2006, Consolidated Fixed Charges shall be actual Consolidated Fixed Charges for the two fiscal quarter period ending June 30, 2006 multiplied by two, and (iii) for the four fiscal quarter period ending September 30, 2006, Consolidated Fixed Charges shall be actual Consolidated Fixed Charges for the three fiscal quarter period ending September 30, 2006 multiplied by one and one third.

     "Consolidated Funded Indebtedness" means Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

     "Consolidated Interest Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (other than any expenses incurred by the Borrower in the fiscal quarter ending March 31, 2006 in connection with the tender offer, early redemption or discharge of the NDC Subordinated Notes, including all premiums, fees and legal costs related thereto), plus (ii) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP; provided, however, that (a) Consolidated Interest Charges for the four fiscal quarter period ending March 31, 2006 shall be calculated as Consolidated Interest Charges for the fiscal quarter period ending March 31, 2006 multiplied by four, (b) Consolidated Interest Charges for the four fiscal quarter period June 30, 2006 shall be calculated as Consolidated Interest Charges for the two fiscal quarter period ending June 30, 2006 multiplied by two and (c) Consolidated Interest Charges for the four fiscal quarter period September 30, 2006 shall be calculated as Consolidated Interest Charges for the three fiscal quarter period ending September 30, 2006 multiplied by one and one third.

     "Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to
Section 7.01(a) or (b); provided, however, that for the fiscal periods ending March 31, 2006, June 30,

2006, and September 30, 2006, Consolidated EBITDA shall be determined on the basis set forth in the definition of "Consolidated EBITDA."

     "Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses and excluding the effects of FAS 142) for that period.

     "Consolidated Senior Indebtedness" means the sum of (i) Consolidated Funded Indebtedness as of such date minus (ii) the Subordinated Indebtedness as of such date.

     "Consolidated Senior Leverage Ratio" means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Senior Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b); provided, however, that for the fiscal periods ending March 31, 2006, June 30, 2006, and September 30, 2006, Consolidated EBITDA shall be determined on the basis set forth in the definition of "Consolidated EBITDA."

     "Consolidated Scheduled Funded Debt Payments" means for any period for the Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness, as determined in accordance with GAAP. For purposes of this definition, "scheduled payments of principal" (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the scheduled payments of the principal components of the Attributable Indebtedness in respect of Capital Leases, Synthetic Leases and Securitization Transactions and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.05; provided, however, that (i) Consolidated Scheduled Funded Debt Payments for the four fiscal quarter period ending March 31, 2006 shall be calculated as Consolidated Scheduled Funded Debt Payments for the fiscal quarter period ending March 31, 2006 multiplied by four,
(ii) Consolidated Scheduled Funded Debt Payments for the four fiscal quarter period ending June 30, 2006 shall be calculated as Consolidated Scheduled Funded Debt Payments for the two fiscal quarter period ending June 30, 2006 multiplied by two and (iii) Consolidated Scheduled Funded Debt Payments for the four fiscal quarter period ending September 30, 2006 shall be calculated as Consolidated Scheduled Funded Debt Payments for the three fiscal quarter period ending September 30, 2006 multiplied by one and one third.

     "Consolidated Working Capital" means, at any time, the excess of (i) current assets (excluding cash and Cash Equivalents) of the Borrower and its Subsidiaries on a consolidated basis at such time over (ii) current liabilities (excluding any outstanding Revolving Loans and current maturities of Indebtedness) of the Borrower and its Subsidiaries on a consolidated basis at such time, all as determined in accordance with GAAP.

     "Consolidating" means consolidating financial statements of the Borrower and its Subsidiaries in the form provided to senior management of the Borrower in the ordinary course of business.

     "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "Control" has the meaning specified in the definition of "Affiliate."

     "Convertible Subordinated Debentures" means those 3.25% Convertible Subordinated Debentures of the Borrower due 2024 issued pursuant to the Indenture, as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

     "Convertible Subordinated Debentures Documents" means the Convertible Subordinated Debentures, the Indenture and all other documents executed and delivered in respect of the Convertible Subordinated Debentures and the Indenture, in each case as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

     "Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

     "Data Centers" means those leased properties identified on Schedule 1.01(a) attached hereto.

     "Debt Issuance" means the issuance by the Borrower or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

     "Debt Rating" means, the rating as determined by either S&P or Moody's of the Borrower's non-credit enhanced, senior secured long-term debt.

     "Debt Tender Offer" means the tender for and redemption of the NDC Subordinated Notes.

     "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     "Default Rate" means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

     "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy, receivership, liquidation or insolvency proceeding.

     "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by the Borrower or any Subsidiary (including the Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (i) the sale, lease, license, transfer or other disposition of inventory or IP Rights in the ordinary course of business of the Borrower and its Subsidiaries, (ii) the sale, lease, license, transfer or other disposition of machinery and equipment no longer used or useful in the conduct of business of the

Borrower and its Subsidiaries, (iii) any sale, lease, license, transfer or other disposition of Property (a) by the Borrower or any Subsidiary to any Loan Party, provided that the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request so as to cause the Loan Parties to be in compliance with the terms of Section
7.14 after giving effect to such transaction, or (b) by any Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary, (iv) any Involuntary Disposition by the Borrower or any Subsidiary, (v) any Disposition by the Borrower or any Subsidiary to the extent constituting a Permitted Investment, (vi) any sale, lease, license, transfer or other disposition of Property by any Foreign Subsidiary to another Foreign Subsidiary, and (vii) any sale, lease, transfer or other disposition of Property in any single transaction or series of related transactions involving Property where the greater of the aggregate net book value and the aggregate consideration received in respect of such Property does not exceed $10,000.

     "Dollar" and "$" mean lawful money of the United States.

     "Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.

     "Earn Out Obligations" means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. The amount of any Earn Out Obligations shall be the aggregate amount, if any, of all such Earn Out Obligations of the Borrower and its Subsidiaries potentially due in connection with such Acquisition, as reasonably assessed by the Borrower at the time of such Acquisition (such assessment to be supported by calculations and information reasonably acceptable to the Administrative Agent).

     "Eligible Assets" means Property that is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof).

     "Eligible Assignee" has the meaning specified in Section 11.06(g).

     "Environmental Laws" means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

     "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     "Equity Issuance" means any issuance by the Borrower or any Subsidiary to any Person of shares of its Capital Stock, other than (a) any issuance of shares of its Capital Stock pursuant to the exercise of options or warrants, (b) any issuance of shares of its Capital Stock pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Capital Stock, (d) any issuance by the Borrower of shares of its Capital Stock as consideration for, or the proceeds of which are to be used to effect, a Permitted Acquisition and (e) any issuance by the Borrower of shares of its Capital Stock to the Borrower's directors, management or employees. The term "Equity Issuance" shall not be deemed to include any Disposition.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or
(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

     "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan;
(b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA of, or the commencement of proceedings by the PBGC to terminate, a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

     "Eurodollar Base Rate" means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "Eurodollar Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

     "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Base Rate for such Eurodollar Loan for such Interest Period by (b) one minus the Eurodollar Reserve Percentage for such Eurodollar Loan for such Interest Period.

     "Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

     "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, if any, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

     "Event of Default" has the meaning specified in Section 9.01.

     "Excess Cash Flow" means, for any period for the Borrower and its Subsidiaries, an amount equal to the sum of (a) Consolidated EBITDA minus (b) Consolidated Capital Expenditures paid in cash minus (c) any cash consideration and related fees and expenses paid in connection with a Permitted Acquisition, minus (d) any Earn Out Obligation paid in cash minus (e) the cash portion of Consolidated Interest Charges minus (f) Consolidated Cash Taxes minus (g) Consolidated Scheduled Funded Debt Payments minus (h) the amount of any voluntary prepayments made on the Term Loan during such period minus (i) the amount of Stock Payments minus (j) increases in Consolidated Working Capital, minus (k) mandatory cash principal payments on the Loans during such period and optional cash principal payments on the Loans during such period (but only, in the case of payment in respect of Revolving Loans, to the extent that the Revolving Commitments are permanently reduced by the amount of such payments), plus (l) decreases in Consolidated Working Capital, in each case on a consolidated basis determined in accordance with GAAP.

     "Excluded Property" means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by
Section 7.12, (a) any owned or leased real or personal Property which is located outside of the United States unless requested by the Administrative Agent or the Required Lenders, (b) any personal Property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Administrative Agent or the Required Lenders, (c) any Property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) or (p) pursuant to documents which prohibit such Loan Party from granting any other Liens in such Property and (d) any leased real property (other than the Data Centers).

     "Existing Letters of Credit" means the letters of credit described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 1.01(b).

     "Facilities" means, at any time, a collective reference to the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary.

     "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

     "Fee Letter" means the letter agreement, dated August 26, 2005 among the Borrower, the Administrative Agent and BAS.

     "First-Tier Foreign Subsidiary" means each Foreign Subsidiary that is owned directly by the Borrower or a Guarantor.

     "Foreign Lender" has the meaning specified in Section 11.14(a)(i).

     "Foreign Subsidiary" means any Subsidiary that is not a Domestic
Subsidiary.

     "FRB" means the Board of Governors of the Federal Reserve System of the United States.

     "Funded Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

          (a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

          (b) all purchase money Indebtedness;

          (c) all obligations arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments (less the amount of cash collateral securing the same);

          (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including without limitation, any Earn Out Obligations recognized as a liability on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP;

          (e) the Attributable Indebtedness of Capital Leases and Synthetic Leases;

          (f) the Attributable Indebtedness of Securitization Transactions;

          (g) all preferred stock or other equity interests providing for mandatory redemptions, sinking fund or like payments prior to the Maturity Date; and

          (h) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (g) above of another Person; and

          (i) all Indebtedness of the types referred to in clauses (a) through
     (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, but only to the extent such Indebtedness is recourse to such Person.

     For purposes hereof, (x) the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder and (y) the amount of any Guarantee shall be the amount specified in the definition of the term "Guarantee".

     "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     "Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or
(b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

     "Guaranty" means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV hereof.

     "Guarantors" means each Domestic Subsidiary of the Borrower that is a Wholly-Owned Subsidiary and a Material Subsidiary and each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.

     "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     "Honor Date" has the meaning set forth in Section 2.03(c).

     "IMB Business" means the information management business division of NDC.

     "IMB Purchase Agreement" means that certain Stock Purchase Agreement dated as of August 26, 2005 among NDC, NDC Health Information Services (Arizona) Inc. and Wolters Kluwer Health, Inc.

     "IMB Sale" means the sale of the IMB Business to Wolters Kluwer Health, Inc. pursuant to and in accordance with the terms of the IMB Purchase Agreement.

     "Immaterial Foreign Subsidiary" means, at any time, any First-Tier Foreign Subsidiary which does not on a consolidated basis with its Subsidiaries (i) have revenues for the most recently ended four fiscal quarter period constituting 5.0% or more of total revenues of the Borrower and its Subsidiaries on a consolidated basis for such period, (ii) together with the other First-Tier Foreign Subsidiaries (and Subsidiaries of such First-Tier Subsidiaries) with respect to which the Administrative Agent has not received a pledge of 65% of the Capital Stock of such First-Tier Foreign Subsidiaries, have aggregate revenues for the most recently ended four fiscal quarter period constituting 10% or more of total revenues of the Borrower and its Subsidiaries on a consolidated basis for such period,
(iii) own assets constituting 5.0% or more of the total assets of the Borrower and its Subsidiaries on a consolidated basis and (iv) together with all other First-Tier Foreign Subsidiaries (and Subsidiaries of such First Tier Subsidiaries) with respect to which the Administrative Agent has not received a pledge of 65% of the Capital Stock of such First-Tier Foreign Subsidiaries, have aggregate assets constituting 10% or more of the total assets of the Borrower and its Subsidiaries on a consolidated basis.

     "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

          (a) all Funded Indebtedness;

          (b) net obligations under any Swap Contract and all Guarantees with respect to such net obligations of any other Person; and

          (c) all Indebtedness of the types referred to in clauses (a) and (b) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, but only to the extent such Indebtedness is recourse to the Borrower or such Subsidiary.

     For purposes hereof (y) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date and (z) the amount of specified in the definition of the term "Guarantee".

     "Indenture" means that certain Indenture dated as of June 30, 2004 among the Borrower and U.S. Bank National Association, as trustee, as such Indenture may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof and thereof.

     "Interest Payment Date" means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

     "Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

               (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

               (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

               (iii) no Interest Period shall extend beyond the applicable Maturity Date; and

               (iv) with respect to the Term Loan, the first Interest Period commencing in January, 2006, shall end on March 31, 2006.

     "Interim Financial Statements" has the meaning set forth in Section
5.01(c).

     "Internal Control Event" means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower's internal controls over financial reporting, in each case as described in the Securities Laws.

     "Internal Revenue Code" means the Internal Revenue Code of 1986.

     "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the outstanding amount of any Investment made by any Person at any time shall be calculated as the initial amount of such Investment (including the fair market value of all property transferred by such Person as part of such Investment) minus the sum of, without duplication, (x) all returns of principal or capital thereof received on or prior to such time by such Person (including all cash dividends, cash distributions and cash repayments of Indebtedness received by such Person) and (y) all liabilities of such Person expressly transferred, prior to such time, in connection with the sale or disposition of such Investment, but only to the extent such Person is fully released of such liabilities by such transfer.

     "Involuntary Disposition" means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of the Borrower or any of its Subsidiaries.

     "IP Rights" has the meaning set forth in Section 6.17.

     "IRS" means the United States Internal Revenue Service.

     "Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

     "Joinder Agreement" means a joinder agreement substantially in the form of Exhibit F executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.

     "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

     "L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

     "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not, as of the time specified in Section 2.01(c)(i), been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

     "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

     "L/C Issuer" means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

     "L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

     "Lenders" means each of the Persons identified as a "Lender" on the signature pages hereto and their successors and assigns and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

     "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

     "Letter of Credit" means (a) any letter of credit issued hereunder and (b) any Existing Letter of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

     "Letter of Credit Application" means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

     "Letter of Credit Expiration Date" means the day that is five (5) Business Days prior to the Maturity Date then in effect.

     "Letter of Credit Sublimit" means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

     "Lien" means any (i) mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or charge of any kind or nature whatsoever or (ii) preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever intended or imposed to assure payment or performance of any obligation or liability (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

     "Loan" means an extension of credit by a Lender to the Borrower under
Article II in the form of a Revolving Loan, Swing Line Loan or Term Loan.

     "Loan Documents" means this Agreement, each Note, each Letter of Credit, each Issuer Document, each Joinder Agreement, the Collateral Documents, each Request for Credit Extension, each

Compliance Certificate, the Fee Letter and each other document, instrument or agreement from time to time executed by the Borrower or any of its Subsidiaries or any Responsible Officer thereof and delivered in connection with this Agreement.

     "Loan Notice" means a notice of (a) a Borrowing of Revolving Loans or Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

     "Loan Parties" means, collectively, the Borrower and each Guarantor.

     "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon the operations, business, properties, liabilities (actual or contingent), financial condition or prospects of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

     "Material Subsidiary" means, as of any date of determination, any Domestic Subsidiary that on a consolidated basis with its Subsidiaries (a) has assets in excess of 2% of the total assets of the Borrower and its Subsidiaries on a consolidated basis, (b) for the twelve month period most recently ended has revenues in excess of 2% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis for such period, (c) together with any other Domestic Subsidiaries that are Wholly Owned Subsidiaries that have not provided a Subsidiary Guaranty hereunder, has assets, together with such Domestic Subsidiaries and each of its Subsidiaries on a consolidated basis, in excess of 5% of the total assets of the Borrower and its Subsidiaries on a consolidated basis or (d) together with any other Domestic Subsidiaries that are Wholly Owned Subsidiaries that have not provided a Subsidiary Guaranty hereunder, for the twelve month period most recently ended has revenues, together with such Domestic Subsidiaries and each of its Subsidiaries on a consolidated basis, in excess of 5% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis for such period.

     "Maturity Date" (a) as to the Revolving Loans, Swing Line Loans and Letters of Credit (and the related L/C Obligations), January 6, 2011 and (b) as to the Term Loan, January 6, 2013.

     "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

     "Mortgaged Property" means any real property that is owned or leased by a Loan Party and is subject to a Mortgage.

     "Mortgages" means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent a security interest in the fee interest and/or leasehold interests of any Loan Party in (i) each of the real properties designated as a "Mortgaged Property" on Schedule 6.20(a) and (ii) each real property (other than Excluded Property) acquired or leased by a Loan Party subsequent to the Closing Date, as the same may be amended, modified, restated or supplemented from time to time.

     "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

     "NDC" means NDCHealth Corporation, a Delaware corporation.

     "NDC Acquisition" means the purchase by the Borrower of NDC and its Subsidiaries pursuant to and in accordance with the terms of the NDC Purchase Agreement.

     "NDC Acquisition Documents" means the NDC Purchase Agreement and such other agreements, instruments and documents relating to the NDC Acquisition as are required to be executed and delivered to effect the NDC Acquisition pursuant to the NDC Purchase Agreement.

     "NDC Audited Financial Statements" has the meaning set forth in Section 5.01(c)(iii).

     "NDC Credit Agreement" means the $225,000,000 Credit Agreement dated as of November 26, 2002, among NDC, the lenders party thereto, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as administrative agent, as amended or otherwise modified and in effect immediately prior to the Closing Date.

     "NDC Purchase Agreement" means that certain Agreement and Plan of Merger dated as of August 26, 2005 among the Borrower, Royal Merger Co. and NDC.

     "NDC Subordinated Notes" means those 10.5% senior subordinated notes of NDC due 2012 in the original aggregate principal amount of $200,000,000.

     "Net Cash Proceeds" means the aggregate cash or Cash Equivalents proceeds received by the Borrower or any Subsidiary in respect of any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) actual costs and expenses incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, discounts, consultant and advisory fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related Property, and appropriate amounts provided by the seller as a reserve (but only to the extent such amounts remain set aside as a reserve), in accordance with GAAP, against all liabilities associated with the property disposed of in such Disposition and retained by the Borrower or any Subsidiary after such Disposition, including pension and other post-employment benefit liabilities, liabilities relating to environmental matters and liabilities under indemnification provisions associated with such Disposition; it being understood that "Net Cash Proceeds" shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Borrower or any Subsidiary in any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition.

     "Non-Guarantor Subsidiary" means any Subsidiary that has not guaranteed, and is not required hereunder to Guarantee, the Obligations pursuant to the Guaranty.

     "Note" or "Notes" means the Revolving Notes, the Swing Line Note and/or the Term Notes, individually or collectively, as appropriate.

     "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees with respect thereto that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party and any Lender or Affiliate of a Lender and (b) all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender.

     "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);
(b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

     "Outstanding Amount" means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

     "Participant" has the meaning specified in Section 11.06(d).

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

     "Permitted Acquisitions" means Investments consisting of an Acquisition by the Borrower or any Subsidiary of the Borrower, provided that (i) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (ii) in the case of an Acquisition of the Capital Stock of another Person, the Person acquired shall become either a direct Domestic Subsidiary of a Loan Party or an Immaterial Foreign Subsidiary, (iii) promptly, and in any event not later than thirty (30) days, following the consummation of such Acquisition, or such later date as may be agreed to by the Administrative Agent, the Administrative Agent shall have received all items in respect of the Capital Stock or Property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14, (iv) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (v) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b), (vi) the representations and warranties made by the Loan Parties in any Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (vii) if such transaction involves the purchase of an interest in a partnership between the Borrower (or a Subsidiary of the Borrower) as a general partner and entities unaffiliated with the Borrower or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by the Borrower newly formed for the sole purpose of effecting such transaction, (viii) immediately after giving effect to such Acquisition, the Borrower shall have a combination of at least $10,000,000 of availability existing under the Aggregate Revolving Commitments and unrestricted cash or Cash Equivalents on its balance sheet, and (ix) the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness, deferred purchase price, any Earn Out Obligations and any cash deposits made in connection with any letter of intent or acquisition agreement with respect to such Permitted Acquisition, but excluding the issuance of Capital Stock) for all such Acquisitions during any fiscal year shall not exceed $30,000,000; provided, however, (a) if the Consolidated Senior Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Acquisition) is less than 2.5 to 1.0, Acquisitions for aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness, deferred purchase price and any Earn Out Obligations, but excluding the issuance of Capital Stock) up to an aggregate amount equal to 50% of Consolidated EBITDA for the most recently ended fiscal year may be consummated in the next succeeding fiscal year or (b) if the Consolidated Senior Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Acquisition) is less than 2.0 to 1.0, Acquisitions for aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness, deferred purchase price and any Earn Out Obligations, but excluding the issuance of Capital Stock) up to an amount equal to 75% of Consolidated EBITDA for the most recently ended fiscal year may be consummated in the next succeeding fiscal year. Notwithstanding the limitation on aggregate consideration for Acquisitions contained in the foregoing clause (ix) above, (A) the Borrower or any Subsidiary of the Borrower may make additional Acquisitions in any fiscal year with the Net Cash Proceeds previously received from Dispositions that are available to the Borrower for reinvestment in Eligible Assets in accordance with Section 2.05(b)(ii) and (B) if the Borrower does not consummate Permitted Acquisitions in any fiscal year up to the full amount permitted by clause (ix), the unused amount for such fiscal year shall be carried forward to the next fiscal year and added to the amount otherwise allowed for Permitted Acquisitions for such next fiscal year pursuant to clause (ix); provided, however, that (A) any amount so carried forward shall be deemed to have been used for Permitted Acquisitions in such next following fiscal year only after the full amount allocated by clause
(ix) for such fiscal year has been utilized, (B) such amount carried forward shall not exceed the greater of $30,000,000 and 50% of the full amount permitted for such fiscal year pursuant to clause (ix) above, and (C) any such amount so carried forward shall not be carried forward to any subsequent year. For purposes of clarification, it is understood and agreed that any Permitted Acquisition made in conformity with the pro forma Consolidated Senior Leverage Ratio requirement identified in clause (ix) shall continue to be deemed to be a Permitted Acquisition even if the Consolidated Senior Leverage Ratio subsequent to such Permitted Acquisition increases above the applicable pro forma Consolidated Senior Leverage Ratio required at the time of such Permitted Acquisition by clause (ix).

     "Permitted Investments" means, at any time, Investments by the Borrower or any of its Subsidiaries permitted to exist at such time pursuant to the terms of
Section 8.02.

     "Permitted Liens" means, at any time, Liens in respect of Property of the Borrower or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

     "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

     "Platform" has the meaning specified in Section 7.02.

     "Pledge Agreement" means the pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Loan Parties, as amended, modified, restated or supplemented from time to time.

     "Pro Forma Basis" means, for purposes of calculating the financial covenants set forth in Section 8.11 (including for purposes of determining the Applicable Rate), that any Disposition of a Business Unit or Acquisition shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Disposition of a Business Unit, income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (b) with respect to any Acquisition, (i) income statement items (whether positive or negative) attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent
(A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by audited financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) or repaid, as the case may be, in connection with such transaction (A) shall be deemed to have been incurred or repaid, as the case may be, as of the first day of the applicable period and (B) if such Indebtedness incurred or assumed has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination. In connection with any calculation made hereunder on a Pro Forma Basis, such calculation shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act (to the extent applicable); provided that any adjustments in accordance with Regulation S-X must be verified as being done in accordance with GAAP by independent third party accountants of recognized national standing.

     "Pro Forma Compliance Certificate" means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculation of the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

     "Pro Rata Share" means, as to each Lender at any time, (a) with respect to such Lender's Revolving Commitment at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Revolving Commitments at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof, and (b) with respect to such Lender's outstanding Term Loan at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Term Loan held by such Lender at such time and the denominator of which is the aggregate principal amount of the Term Loan at such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule
2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

     "Property" means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

     "Public Lender" has the meaning specified in Section 7.02.

     "Register" has the meaning set forth in Section 11.06(c).

     "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person's Affiliates.

     "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

     "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

     "Required Lenders" means, at any time, Lenders holding in the aggregate more than fifty percent (50%) of (a) the Revolving Commitments and the outstanding Term Loans or (b) if the Revolving Commitments have been terminated, the outstanding Loans, L/C Obligations, Swing Line Loans and participations therein. The Revolving Commitments of, and the outstanding Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

     "Responsible Officer" means the chief executive officer, president or chief financial officer, treasurer, chief accounting officer or general counsel (in the case of legal matters) of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

     "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock.

     "Revolving Commitment" means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

     "Revolving Loan" has the meaning specified in Section 2.01(a).

     "Revolving Note" has the meaning specified in Section 2.11(a).

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

     "Sale and Leaseback Transaction" means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

     "Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.

     "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

     "Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

     "Securitization Transaction" means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of the Borrower.

     "Security Agreement" means the security agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Loan Parties, as amended, modified, restated or supplemented from time to time.

     "Solvent" or "Solvency" means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course,
(c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "Stock Payment" has the meaning specified in Section 8.06(d)

     "Subordinated Indebtedness" means (a) Indebtedness of the Borrower and its Subsidiaries under the Convertible Subordinated Debentures and (b) any other Indebtedness of the Borrower issued subsequent to the Closing Date which (i) by its terms is expressly subordinated in right of payment to the prior payment of the Obligations under this Agreement and the other Loan Documents containing terms and conditions (including without limitation subordination provisions) customary for subordinated Indebtedness of similar type and otherwise reasonably satisfactory to the Administrative Agent and (ii) is not subject to any mandatory payments, prepayments, redemptions or repurchases at any time prior to the date 180 days after the Maturity Date for the Term Loan.

     "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

     "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all exchange, swap or hedge transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement for such transactions (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

     "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

     "Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

     "Swing Line Loan" has the meaning specified in Section 2.04(a).

     "Swing Line Loan Notice" means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

     "Swing Line Note" has the meaning specified in Section 2.11(a).

     "Swing Line Sublimit" means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

     "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on the balance sheet under GAAP.

     "Term Loan" has the meaning specified in Section 2.01(b).

     "Term Loan Commitment" means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender's name on Schedule 2.01. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is FOUR HUNDRED THIRTY FIVE MILLION DOLLARS ($435,000,000).

     "Term Note" has the meaning specified in Section 2.11(a).

     "Threshold Amount" means $5,000,000.

     "Total Revolving Outstandings" means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

     "Treasury Management Agreement" means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

     "Type" means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

     "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

     "United States" and "U.S." mean the United States of America.

     "Unreimbursed Amount" has the meaning set forth in Section 2.03(c)(i).

     "Voting Stock" means, with respect to any Person, Capital Stock issued by such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

     "Wholly Owned Subsidiary" means any Person 100% of whose Capital Stock is at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Capital Stock is at the time owned, directly or indirectly, by the Borrower.

1.02 Other Interpretive Provisions.

     With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) (i) The words "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

          (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

          (iii) The term "including" is by way of example and not limitation.

          (iv) The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

          (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

          (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

     (a) Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

     (b) The Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

     (c) Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis.

1.04 Rounding.

     Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws.

     Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day.

     Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts.

     Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

                                   ARTICLE II

                      THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Loans and Term Loan.

     (a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Revolving Loan") to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender's applicable Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender's applicable Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Revolving Commitment. Within the limits of each Lender's Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this
Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

     (b) Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its applicable Pro Rata Share of a term loan (the "Term Loan") to the Borrower in Dollars on the Closing Date in an amount not to such Lender's Term Loan Commitment. Amounts repaid or prepaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

     (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans,
(ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan.

     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 7 Interest Periods in effect with respect to all Loans.

     (e) The Borrower may at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent, increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit) by up to FIFTY MILLION DOLLARS ($50,000,000) with additional Commitments from any existing Lender or new Commitments from any other Person selected by the Borrower and reasonably acceptable to the Administrative Agent; provided that:

          (i) any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

          (ii) no Default or Event of Default shall exist and be continuing at the time of any such increase;

          (iii) no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender's sole and absolute discretion;

          (iv) (A) any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or (B) any existing Lender electing to increase its Commitment shall have executed a commitment agreement satisfactory to the Administrative Agent; and

          (v) as a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.02(f), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses
     (a) and (b), respectively, of Section 7.01, and (2) no Default or Event of Default exists.

     The Borrower shall prepay any Loans owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 3.06) to the extent necessary to keep the outstanding Loans ratable with any revised Commitments arising from any nonratable increase in the Commitments under this Section. In connection with any such increase in the Aggregate Revolving

Commitments, Schedule 2.01 shall be revised by the Administrative Agent to reflect the new Commitments and distributed to the Lenders.

2.03 Letters of Credit.

     (a) The Letter of Credit Commitment.

          (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders with a Revolving Commitment set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower or any of its Subsidiaries, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders with a Revolving Commitment severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender with a Revolving Commitment shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments,
     (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender's Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender's Revolving Commitment or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Furthermore, each Lender with a Revolving Commitment acknowledges and confirms that it has a participation interest in the liability of the L/C Issuer under each Existing Letter of Credit in a percentage equal to its Pro Rata Share of Revolving Loans. The Borrower's reimbursement obligations in respect of each Existing Letter of Credit, and each Lender's obligations in connection therewith, shall be governed by the terms of this Agreement.

          (ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

               (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

               (B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

               (C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

               (D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

               (E) such Letter of Credit is in an initial amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

               (F) such Letter of Credit is to be denominated in a currency other than Dollars; or

               (G) a default of any Lender's obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer's risk with respect to such Lender.

          (iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or
     (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

          (iv) The L/C Issuer shall be under no obligation to issue or amend any Letter of Credit if the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, on or prior to the Business Day prior to the requested date of issuance or amendment of such Letter of Credit, that one or more applicable conditions contained in
     Article V shall not then be satisfied.

          (v) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

          (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five
     (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

          (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender with a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Letter of Credit.

          (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Sections 2.03(a)(ii) or (iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied and in each such case directing the L/C Issuer not to permit such extension.

          (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

     (c) Drawings and Reimbursements; Funding of Participations.

          (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (or, if such payment by the L/C Issuer is made after 11:00 a.m., not later than 11:00 a.m. the next succeeding Business Day) (each such date, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender with a Revolving Commitment of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

          (ii) Each Lender with a Revolving Commitment (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

          (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

          (iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

          (v) Each Lender's obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

          (vi) If any Lender with a Revolving Commitment fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

     (d) Repayment of Participations.

          (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

          (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender with a Revolving Commitment shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

     (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

          (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, any other Loan Document or any other agreement or instrument relating thereto;

          (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

          (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

          (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

          (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

     (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through
(v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct, gross negligence, breach in bad faith of its obligations hereunder or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

     (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each such case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

     (h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance shall apply to each commercial Letter of Credit.

     (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share (i) a Letter of Credit fee for each commercial Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and (ii) a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate specified in the Fee Letter computed on the daily maximum amount available to be drawn thereunder (whether or not such maximum amount is then in effect under such Letter of Credit), due and payable quarterly in arrears on the Business Day immediately following the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Swing Line Loans.

     (a) Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a "Swing Line Loan") to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Swing Line Lender in its capacity as a Lender of Revolving Loans, may exceed the amount of such Lender's Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender's Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender with a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Swing Line Loan.

     (b) Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $250,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in
Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

     (c) Refinancing of Swing Line Loans.

          (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Lender with a Revolving Commitment make a Base Rate Loan in an amount equal to such Lender's Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender with a Revolving Commitment shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent's Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

          (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders with a Revolving Commitment fund its risk participation in the relevant Swing Line Loan and each Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to
     Section 2.04(c)(i) shall be deemed payment in respect of such participation.

          (iii) If any Lender with a Revolving Commitment fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in
     Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

          (iv) Each Lender's obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section
     5.02. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

     (d) Repayment of Participations.

          (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's risk participation was funded) in the same funds as those received by the Swing Line Lender.

          (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section
     11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender with a Revolving Commitment shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender's Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

     (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

     (a) Voluntary Prepayments of Loans.

          (i) Revolving Loans and Term Loans. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans and the Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. on the date of prepayment of any such Loan; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (D) up to 50% of any prepayment of the Term Loan shall be applied to remaining principal amortization payments due within the next twelve months in direct order of maturity, and the remainder of such prepayment of the Term Loan shall be applied to remaining principal amortization payments in either the inverse order of maturity of such principal amortization payments or ratably to such principal amortization payments, as the Borrower may direct in writing to the Administrative Agent. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

          (ii) Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $250,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

     (b) Mandatory Prepayments of Loans.

          (i) Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

          (ii) Dispositions and Involuntary Dispositions. The Borrower shall prepay the Loans and Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions (other than Involuntary Dispositions) to the extent that the Net Cash Proceeds of all such Dispositions received in any fiscal year exceed $10,000,000 as follows: (a) if the Consolidated Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Disposition) is greater than or equal to 4.0 to 1.0, then (1) 50% of such Net Cash Proceeds with respect to such Dispositions shall be applied to such prepayment immediately upon the

     Borrower's calculation of such Net Cash Proceeds (and in any event not later than 45 days of receipt of such Net Cash Proceeds) and (2) to the extent the remaining amount of such Net Cash Proceeds are not reinvested in Eligible Assets within 12 months (or, if a contractual obligation has been made for such reinvestment prior to the expiration of such 12-month period, within 24 months) of the date of such Disposition, a prepayment in the amount of such remaining Net Cash Proceeds shall be immediately due and payable upon the expiration of such period and (b) if the Consolidated Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Disposition) is less than 4.0 to 1.0, then to the extent such Net Cash Proceeds are not reinvested in Eligible Assets within 12 months (or, if a contractual obligation has been made for such reinvestment prior to the expiration of such 12-month period, within 24 months) of the date of such Disposition, a prepayment in the amount of such remaining Net Cash Proceeds shall be immediately due and payable upon the expiration of such period. The Borrower shall prepay the Loans and Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of all Involuntary Dispositions to the extent that the Net Cash Proceeds from any such Involuntary Disposition are not reinvested in Eligible Assets within 12 months (or, if a contractual obligation has been made for such reinvestment prior to the expiration of such 12-month period, within 24 months) of the date of such Involuntary Disposition. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (vi) below.

          (iii) Excess Cash Flow. Within ninety days after the end of each fiscal year commencing with the fiscal year ending December 31, 2006, the Borrower shall prepay the Loans and Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 75% (if the Consolidated Leverage Ratio as of the end of such fiscal year is equal to or greater than 3.75 to 1.0) or 50% (if the Consolidated Leverage Ratio as of the end of such fiscal year is less than 3.75 to 1.0 but equal to or greater than 2.75 to 1.0) of Excess Cash Flow for such fiscal year; provided, however, if the Consolidated Leverage Ratio as of the end of such fiscal year is less than 2.75 to 1.0, then the Borrower shall not be required to make the foregoing payment for such fiscal year. Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (vi) below).

          (iv) Debt Issuances. Immediately upon receipt by the Borrower or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans and Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (vi) below).

          (v) Equity Issuances. Immediately upon the receipt by the Borrower or any Subsidiary of the Net Cash Proceeds of any Equity Issuance, the Borrower shall prepay the Loans and Cash Collateralize the L/C Obligations in an aggregate amount equal to 50% of such Net Cash Proceeds. Any such prepayment to be applied as set forth in clause (vi) below; provided, however, that if the Consolidated Senior Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Equity Issuance) is less than
     2.5 to 1.0, then the Borrower shall not be required to make the foregoing payment.

          (vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

               (A) with respect to all amounts prepaid pursuant to Section 2.05(b)(i), to Revolving Loans and Swing Line Loans and (after all Revolving Loans and all Swing Line Loans have been repaid) to Cash Collateralize L/C Obligations; and

               (B) with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii), (iii), (iv) and (v), first to the Term Loans ratably to the remaining principal amortization payments thereof, then (after the Term Loans have been paid in full) to the Revolving Loans and Swing Line Loans (with a corresponding reduction in the Aggregate Revolving Commitments) and then (after all Revolving Loans and all Swing Line Loans have been repaid) to Cash Collateralize L/C Obligations (with a corresponding reduction in the Aggregate Revolving Commitments).

          Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

          (vii) Eurodollar Prepayment Account. If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.04(b), so long as no Event of Default exists, the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto or, sooner, at the election of the Administrative Agent, upon the occurrence of an Event of Default. At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing on or prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

2.06 Termination or Reduction of Aggregate Revolving Commitments.

     (a) Optional Reductions. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Pro Rata Share. All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

     (b) Mandatory Reductions. The Aggregate Revolving Commitments shall be permanently reduced in an amount equal to the amount of any prepayment applied to the Revolving Loans, Swing Line Loans and L/C Obligations pursuant to Section 2.05(b)(ii), (iii), (iv) and (v).

2.07 Repayment of Loans.

     (a) Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

     (b) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) one Business Day after demand by the Swing Line Lender and (ii) the Maturity Date.

     (c) Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02:

   Payment Dates     Principal Amortization Payment
------------------   ------------------------------
  March 31, 2006               $1,087,500
   June 30, 2006               $1,087,500
September 30, 2006             $1,087,500
 December 31, 2006             $1,087,500
  March 31, 2007               $1,087,500
   June 30, 2007               $1,087,500
September 30, 2007             $1,087,500
 December 31, 2007             $1,087,500
  March 31, 2008               $1,087,500
   June 30, 2008               $1,087,500
September 30, 2008             $1,087,500
 December 31, 2008             $1,087,500
  March 31, 2009               $1,087,500
   June 30, 2009               $1,087,500
September 30, 2009             $1,087,500
 December 31, 2009             $1,087,500
  March 31, 2010               $1,087,500
   June 30, 2010               $1,087,500
September 30, 2010             $1,087,500
 December 31, 2010             $1,087,500
  March 31, 2011               $1,087,500
   June 30, 2011               $1,087,500
September 30, 2011             $1,087,500
 December 31, 2011             $1,087,500
  March 31, 2012               $1,087,500
   June 30, 2012               $1,087,500
September 30, 2012             $1,087,500
   Maturity Date      Outstanding Principal Balance
                              of Term Loan

2.08 Interest.

     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period plus (B) the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

          (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

          (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

          (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

     In addition to certain fees described in subsections (i) and (j) of Section 2.03:

          (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification,

     Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

          (b) Fee Letter. The Borrower shall pay to BAS and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

     All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender's Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit C-1 (a "Revolving Note"), (ii) in the case of Swing Line Loans, be in the form of Exhibit C-2 (a "Swing Line Note") and (iii) in the case of the Term Loan, be in the form of Exhibit C-3 (a "Term Note"). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally.

     (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

          (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments.

     If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (but not including any amounts applied by the Swing Line Lender to outstanding Swing Line Loans), any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

                                   ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

     (a) Any and all payments by any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes and any other similar taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office or as a result of a present or former connection between such Lender and the jurisdiction imposing such tax or any taxing authority thereof or therein other than a connection that would not exist but for such Lender's activities with respect to the Loan Documents (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If any Loan Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty days after the date of such payment, such Loan Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

     (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

     (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

     (d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within thirty days after the date the Lender or the Administrative Agent makes a demand therefor.

3.02 Illegality.

     If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates.

     If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or the Required Lenders notify the Administrative Agent that the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

     (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law after the Closing Date, or such Lender's compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized, as to Eurodollar Rate Loans, in the determination of the Eurodollar Rate), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

     (b) If any Lender or the L/C Issuer determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof after the Closing Date, or compliance by such Lender (or its Lending Office) or the L/C Issuer therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration such Lender's or the L/C Issuer's policies with respect to capital adequacy), then from time to time upon demand of such Lender or the L/C Issuer, as the case may be (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or the L/C Issuer for such reduction.

3.05 Funding Losses.

     Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

          (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

          (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

          (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of:

               (i) a request by the Borrower pursuant to Section 11.15; or

               (ii) an assignment by Bank of America pursuant to Section 11.06(b) as part of the primary syndication of the Commitments and Loans during the 180-day period immediately following the Closing Date, provided that Bank of America agrees to use reasonable efforts to reduce the breakage costs payable by the Borrower in connection therewith (including, without limitation, to the extent reasonably practical, closing such assignments at the end of Interest Periods of outstanding Eurodollar Loans);

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

     For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

     (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the calculation in reasonable detail of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable and customary averaging and attribution methods.

     (b) Upon any Lender's making a claim for compensation under Section 3.01 or 3.04, the Borrower may replace such Lender in accordance with Section 11.15.

3.07 Survival.

     All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

                                   ARTICLE IV

                                    GUARANTY

4.01 The Guaranty.

     Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Agreement, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

     Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional.

     The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitment have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

          (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

          (b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;

          (c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

          (d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

          (e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

     With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

     The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.

     Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

     The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

     The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Revolving Commitments have terminated.

4.07 Guarantee of Payment; Continuing Guarantee.

     The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

                                    ARTICLE V

                    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Initial Credit Extension.

     The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

          (a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

          (b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance customary for financings of this type and otherwise reasonably satisfactory to the Administrative Agent.

          (c) Financial Statements. The Administrative Agent shall have received:

               (i) consolidated and Consolidating financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2004, including balance sheet and income and cash flow statements and, in the case of the consolidated financial statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP;

               (ii) unaudited consolidated and Consolidating financial statements of the Borrower and its Subsidiaries for the fiscal quarter ending September 30, 2005, including balance sheets and statements of income or operations, shareholders' equity and cash flows (the "Interim Financial Statements");

               (iii) consolidated financial statements of the NDC and its Subsidiaries for the fiscal year ended May 27, 2005, including balance sheet and income and cash flow statements and audited by independent public accountants of recognized national standing and prepared in conformity with GAAP (the "NDC Audited Financial Statements"); and

               (iv) a pro forma balance sheet and income statement of the Borrower and its Subsidiaries after giving effect to the NDC Acquisition as contained in the Form S-4 filed with the SEC by the Borrower in connection with the NDC Acquisition.

          (d) No Material Adverse Change. There shall not have occurred (A) since December 31, 2004 any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to the business, assets, liabilities, operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (B) since May 27, 2005 any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to the business, assets, liabilities, operations or financial condition of NDC and its Subsidiaries taken as a whole; provided, however, that for purposes of the foregoing a determination of whether an event, circumstance, change or effect is materially adverse or is reasonably likely to be materially adverse shall exclude any event, circumstance, change or effect resulting from (i) changes in general economic or financial market conditions (which do not have a materially disproportionate effect on the Borrower and it Subsidiaries or NDC and its Subsidiaries, as applicable), (ii) general changes in the industries in which the Borrower and NDC and their respective Subsidiaries operate (which do not have a materially disproportionate effect on the Borrower and it Subsidiaries or NDC and its Subsidiaries, as applicable), (iii) changes in the trading prices of the shares of common stock of the Borrower or NDC between August 26, 2005 and the Closing Date (it being understood that any fact or development giving rise to or contributing to such change in the trading price of the shares of common stock of the Borrower or NDC may be the cause of such material adverse change), (iv) changes in laws or regulations or generally accepted accounting principles, (v) the direct effects of compliance with the NDC Purchase Agreement on the operating performance of NDC or the Borrower, including any expenses incurred in consummating the NDC Acquisition under the NDC Purchase Agreement and the other transactions contemplated thereby,
     (vi) the announcement of the NDC Purchase Agreement or the NDC Acquisition or any other transactions contemplated thereby, the fulfillment of the Borrower's or NDC's obligations under the NDC Purchase Agreement or the consummation of the NDC Acquisition or the other transactions contemplated thereby, or (vii) any outbreak or escalation of hostilities or act of terrorism or any declaration of war which do not have a materially disproportionate effect on the Borrower and its Subsidiaries or NDC and its Subsidiaries, as applicable.

          (e) Litigation. The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority, or, in the case of any actions, suits, investigations or proceedings disclosed by the Borrower or NDC in the NDC

     Purchase Agreement or in their respective SEC filings prior to August 26, 2005, any developments or changes with respect to any such actions, suits, investigations or proceedings subsequent to August 26, 2005, that could reasonably be expected to (1) have a material adverse effect on the business, assets, properties, liabilities, operations, financial condition or prospects of (x) the Borrower and its Subsidiaries, taken as a whole or
     (y) NDC and its Subsidiaries, taken as a whole, (2) adversely affect in any material respect the ability of the Borrower or the Guarantors to perform their obligations under the Loan Documents or (3) adversely affect in any material respect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

          (f) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Administrative Agent and its legal counsel:

               (i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

               (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

               (iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation, the state of its principal place of business and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

          (g) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

               (i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party, the jurisdiction of the chief executive office of NDC and its Subsidiaries, and each jurisdiction where any Collateral of NDC and its Subsidiaries is located or where a filing would need to be made in order to perfect the Administrative Agent's security interest in such Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

               (ii) all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person);


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

               (iii) searches of ownership of, and Liens on, intellectual property of each Loan Party in the appropriate governmental offices;

               (iv) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent's sole discretion, to perfect the Administrative Agent's security interest in the intellectual property of the Loan Parties;

               (v) fully executed and notarized Mortgages encumbering the fee interest and/or leasehold interest of any Loan Party in each of the real properties designated as a Mortgaged Property on Schedule 6.20(a);

               (vi) maps or plats of an as-built survey of the sites of the real property covered by the Mortgage in a manner reasonably satisfactory to each of the Administrative Agent and such title insurance company, by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997 with all items from Table A thereof completed, except for Nos. 5 and 12;

               (vii) ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Administrative Agent with respect to each Mortgaged Property, assuring the Administrative Agent that each of the Mortgages creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent; and

               (viii) evidence as to (A) whether any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a "Flood Hazard Property") and (B) if any Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party's written acknowledgment of receipt of written notification from the Administrative Agent (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Borrowers and their Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders.

          (h) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Lenders.


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

          (i) Debt Tender Offer. The Administrative Agent shall have received satisfactory evidence that the Debt Tender Offer shall have been completed (it being understood and agreed that a tender and repurchase of at least a majority in principal amount of the outstanding NDC Subordinated Notes and a corresponding removal of the covenants in Sections 1007 through 1012, Sections 1014 through 1016 and Sections 1018 through 1019 of the related indenture shall be deemed a satisfactory completion of the Debt Tender Offer).

          (j) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 5.01(d) and (e) and Sections 5.02(a),
     (b) and (c) have been satisfied.

          (k) Consummation of NDC Acquisition and IMB Sale. Receipt by the Administrative Agent of satisfactory evidence that (1) the NDC Acquisition will be consummated concurrent with the advances of the initial Loans in compliance with applicable law and regulatory approvals and substantially in accordance with the NDC Acquisition Documents, and (2) the IMB Sale will be consummated concurrent with the advances of the initial Loans in compliance with applicable law and regulatory approvals and substantially in accordance with the IMB Purchase Agreement.

          (l) Copy of NDC Acquisition Documents. Receipt by the Administrative Agent of a copy, certified by a Responsible Officer of the Borrower as true and complete, of (i) the NDC Acquisition Documents, together with all exhibits and schedules, which NDC Acquisition Documents shall not have been altered, amended or otherwise changed or supplemented, or any condition therein waived, in any manner that would be adverse in any material respect to the Borrower or the Lenders, without the written consent of the Administrative Agent and (ii) the Indenture dated as of November 26, 2002 among NDC, certain of its Subsidiaries, as subsidiary guarantors and Regions Bank, as trustee, as amended or modified from time to time.

          (m) Governmental Approvals. Receipt of all governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary or, in the reasonable opinion of the Administrative Agent, desirable in connection with the NDC Acquisition and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower and its Subsidiaries or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect;

          (n) Fees. Receipt by the Administrative Agent and the Lenders of any fees required to be paid on or before the Closing Date.

          (o) Solvency Certificate. The Administrative Agent shall have received certification as to the financial condition and solvency of the Borrower and its Subsidiaries (after giving effect to the transactions contemplated hereby) from a Responsible Officer of the Borrower.

          (p) Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).


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

          (q) NDC Credit Agreement. Receipt by the Administrative of evidence that the NDC Credit Agreement concurrently with the Closing Date is being terminated and all Liens securing obligations under the NDC Credit Agreement concurrently with the Closing Date are being released.

          Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Borrower and the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to all Credit Extensions.

     The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

          (a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this
     Section 5.02, the representations and warranties contained in subsections
     (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of
     Section 7.01.

          (b) No Default shall exist, or would result from such proposed Credit Extension.

          (c) There shall not have been commenced against the Borrower or any Subsidiary an involuntary case under any applicable Debtor Relief Law, now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed.

          (d) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

     Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.


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

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power.

     Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or
(c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

     The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any material Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB).

6.03 Governmental Authorization; Other Consents.

     No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

6.04 Binding Effect.

     This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms.

6.05 Financial Statements; No Material Adverse Effect.

     (a) The Audited Financial Statements and the NDC Audited Financial Statements each (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries or NDC and its Subsidiaries, as applicable, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;


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

and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries or NDC and its Subsidiaries, as applicable, as of the date thereof, including liabilities for taxes, commitments and Indebtedness, required to be reflected therein in accordance with GAAP.

     (b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses
(i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries, as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, required to be reflected therein in accordance with GAAP.

     (c) (i) From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by the Borrower or any Subsidiary, or any Involuntary Disposition, of any material part of the business or Property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in SEC reports and filings made by the Borrower and publicly available prior to the Closing Date or otherwise in writing to the Lenders on or prior to the Closing Date and (ii) from the date of the NDC Audited Financial Statements to and including the Closing Date, there has been no Disposition by NDC or any Subsidiary, or any Involuntary Disposition, of any material part of the business or Property of NDC and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of NDC and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in SEC reports and filings made by NDC and publicly available prior to the Closing Date or otherwise in writing to the Lenders on or prior to the Closing Date.

     (d) The financial statements delivered pursuant to Section 7.01(a), (b) and
(c) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a), (b) and (c)) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods.

     (e) Since the date of the Audited Financial Statements, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect (determined, during the period prior to the Closing Date, as provided in Section 5.01(d)).

     (f) Since the date of the Audited Financial Statements, no Internal Control Event has occurred that could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation.

     There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.


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

6.07 No Default.

     (a) Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

     (b) No Default has occurred and is continuing.

6.08 Ownership of Property; Liens.

     Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09 Environmental Compliance.

     Except as could not reasonably be expected to have a Material Adverse
Effect:

          (a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

          (b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

          (c) Neither the Borrower nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

          (d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf the Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

          (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary, the Facilities or the Businesses.

          (f) There has been no release or, threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any Subsidiary in connection with the Facilities or otherwise in connection with the


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

     Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10 Insurance.

     The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and self-insurance retention levels and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates. The insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11 Taxes.

     The Borrower and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12 ERISA Compliance.

     (a) Each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

     (b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

     (c) (i) No ERISA Event has occurred or is reasonably expected to occur;
(ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, in each case which could reasonably be expected to have a Material Adverse Effect.


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

6.13 Subsidiaries.

     Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary, together with (i) jurisdiction of formation,
(ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of each Subsidiary is validly issued, fully paid and non-assessable.

6.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

     (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of
Section 9.01(e) will be margin stock.

     (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

6.15 Disclosure.

     Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it as of the Closing Date, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being acknowledged that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, and that no assurance can be given that such projections will be realized).

6.16 Compliance with Laws.

     Each of the Borrower and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by


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

appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc.

     The Borrower and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, except where the failure so to own or possess the legal right to use such IP Rights could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by the Borrower or any Subsidiary or the granting of a right or a license in respect of any IP Rights from the Borrower or any Subsidiary does not infringe on the rights of any Person. As of the Closing Date, none of the IP Rights owned by any of the Loan Parties is subject to any licensing agreement or similar arrangement except as set forth on
Schedule 6.17 and licensing agreements or similar arrangements entered into with customers in the ordinary course of business.

6.18 Solvency.

     The Loan Parties are Solvent on a consolidated basis.

6.19 Perfection of Security Interests in the Collateral.

     The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are, except as otherwise provided herein or in such Collateral Documents, currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

6.20 Business Locations.

     Set forth on Schedule 6.20(a) is a list of all real property located in the United States that is owned or leased by the Loan Parties as of the Closing Date. Set forth on Schedule 6.20(b) is a list of all locations where any tangible personal property of any Loan Party in excess of $500,000 is located as of the Closing Date. Set forth on Schedule 6.20(c) is the chief executive office, tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of each Loan Party is as set forth on the signature pages hereto.

6.21 Labor Matters.

     There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any Subsidiary as of the Closing Date. Neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty that could reasonably be expected to have a Material Adverse Effect.

6.22 Subordination.


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

     The subordination provisions contained in the Convertible Subordinated Debentures Documents are enforceable against the Borrower, the Guarantors and the holders of the Convertible Subordinated Debentures, and all Obligations hereunder and under the other Loan Documents are within the definitions of "Senior Indebtedness" and "Designated Senior Indebtedness" included in such subordination provisions. There exists no Designated Senior Indebtedness for purposes of, and as defined in, the Indenture (other than the Obligations).

                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall and shall cause each Subsidiary to:

7.01 Financial Statements.

     Deliver to the Administrative Agent (who will make available to the Lenders) the following:

          (a) upon the earlier of the date that is ninety days after the end of each fiscal year of the Borrower or within three (3) Business Days after the date such information is filed with the SEC, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of Ernst & Young LLP or another independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit; provided, however, that the delivery of the consolidated financial statements of the Borrower and its Subsidiaries on Form 10K shall satisfy the terms of this Section 7.01(a)(i); and (ii) to the extent filed with the SEC, a copy of the attestation report filed with the SEC of such independent certified public accountant of nationally recognized standing as to the Borrower's internal controls pursuant to
     Section 404 of Sarbanes-Oxley;

          (b) upon the earlier of the date that is forty-five days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower or within three (3) days after the date such information is filed with the SEC, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided, however, that the delivery of the consolidated financial statements of the Borrower and its Subsidiaries on Form 10Q shall satisfy the terms of this Section 7.01(b); and

          (c) (i) as soon as available, but in any event within ninety days after the end of each fiscal year of the Borrower, a Consolidating balance sheet of the Borrower and its Subsidiaries as


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

     at the end of such fiscal year, and the related Consolidating statements of income or operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP and (ii) as soon as available, but in any event within forty-five days after the end of the first three fiscal quarters of each fiscal year of the Borrower, a Consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidating statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

     As to any information contained in materials furnished pursuant to Section 7.02(d), the Borrower shall not be separately required to furnish such information under clause (a), (b) or (c) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a), (b) and (c) above at the times specified therein.

7.02 Certificates; Other Information.

     Deliver to the Administrative Agent (who will make available to the Lenders) the following:

          (a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a written statement from its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 8.03, 8.06 or 8.11 or, if any such Event of Default shall exist, stating the nature and status of such event (it being understood that such examination will have extended only to financial matters, and that the foregoing requirement is subject to applicable professional standards or practices that preclude accountants from furnishing such written statement);

          (b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

          (c) as soon as available but not later than 60 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2005, an annual business plan and budget of the Borrower and its Subsidiaries containing, among other things, pro forma financial statements for each quarter of the next fiscal year, in form and detail reasonably acceptable to the Administrative Agent;

          (d) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower containing information regarding the amount of all Dispositions and Involuntary Dispositions that individually or in a series of related transactions or events exceed $100,000, and all Debt Issuances, Equity Issuances and Acquisitions that occurred during the period covered by such financial statements, in form and detail reasonably acceptable to the Administrative Agent;


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          (e) promptly after any request by the Administrative Agent or any
     Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

          (f) promptly after the same are available and after any request by the Administrative Agent or any Lender, copies of each financial statement or other report or communication sent to a holder of any Indebtedness owed by the Borrower or any Subsidiary in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

          (g) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request unless such information is (i) protected by attorney-client privilege or disclosure of which would waive such privilege, or (ii) subject to privacy or confidentiality requirements under applicable law; and

          (h) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower (i) listing (A) all applications, if any, for Copyrights, Patents or Trademarks (each such term as defined in the Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications for Copyrights, Patents and Trademarks (each such term as defined in the Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (C) all Trademark Licenses, Copyright Licenses and Patent Licenses (each such term as defined in the Security Agreement) entered into since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (ii) attaching the insurance binder or other evidence of insurance for any insurance coverage of the Borrower or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements.

     Documents required to be delivered pursuant to Section 7.01(a), (b) or (c) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower's behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by
Section 7.02(b) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.


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     The Borrower hereby acknowledges that (a) the Administrative Agent and/or
BAS will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender"). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, BAS, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07);
(y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the Administrative Agent and BAS shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

7.03 Notices.

     (a) Promptly notify the Administrative Agent of the occurrence of any Default.

     (b) Promptly notify the Administrative Agent of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws.

     (c) Promptly notify the Administrative Agent and each Lender of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect.

     (d) Promptly notify the Administrative Agent of (i) any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary or (ii) the occurrence of any Internal Control Event.

     (e) Promptly notify the Administrative Agent of any announcement by Moody's or S&P of any change in or status of the Debt Rating.

     (f) Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.09 to be untrue in any material respect, the Loan Parties will furnish or cause to be furnished to the Administrative Agent, at the Loan Parties' expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of such event or condition and as to the compliance by the Borrower or any of its Subsidiaries with Environmental Laws at such Real Properties owned by the Borrower or any of its Subsidiaries. If the Loan Parties fail to deliver such an environmental report within ninety (90) days after receipt of such written request then the Administrative


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

Agent may arrange for same, and the Loan Parties hereby grant to the Administrative Agent and its representatives access to such Real Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.

     Each notice pursuant to this Section 7.03(a) through (e) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations.

     Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property, except for those claims that the Borrower or such Subsidiary is contesting in good faith and by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05 Preservation of Existence, Etc.

     (a) (i) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05 and (ii) maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05 or except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     (b) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     (c) Preserve or renew all of its material registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties.

     (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

     (b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.


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

7.07 Maintenance of Insurance.

     Maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and self-insurance retention levels and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days (or such shorter period as the Administrative Agent may approve) prior written notice before any such policy or policies shall be altered in any material respect or canceled.

7.08 Compliance with Laws.

     Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

     (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

     (b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.10 Inspection Rights.

     (a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

     (b) Upon the occurrence and during the continuation of an Event of Default, if requested by the Administrative Agent in its sole discretion, permit the Administrative Agent, and its representatives, upon reasonable advance notice to the Borrower, to conduct an annual audit of the Collateral at the expense of the Borrower.


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     (c) Upon the occurrence and during the continuation of an Event of Default, if requested by the Administrative Agent in its sole discretion, promptly deliver to the Administrative Agent (a) asset appraisal reports with respect to all of the real and personal property owned by the Borrower and its Subsidiaries, and (b) a written audit of the accounts receivable, inventory, payables, controls and systems of the Borrower and its Subsidiaries.

     (d) Notwithstanding the foregoing, the parties acknowledge and agree that the provisions of this Section 7.10 shall not be deemed to require that the Borrower or any Subsidiary disclose or provide access to any documents, records, or other information to the extent such action would constitute a breach or violation of any applicable federal or state privacy or confidentiality laws or regulations or result in disclosure of records, documents or information subject to attorney-client privilege.

7.11 Use of Proceeds.

     Use the proceeds of the Credit Extensions (a) to finance working capital, capital expenditures, Permitted Acquisitions and other Permitted Investments, and other lawful corporate purposes, (b) to refinance existing indebtedness, (c) to finance, in part, the NDC Acquisition and any costs and expenses related thereto, and (d) to repurchase or discharge the NDC Subordinated Notes, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

7.12 Additional Subsidiaries.

     (a) Within thirty (30) days after the acquisition or formation of any Subsidiary, notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and
(iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

     (b) Within thirty (30) days (or such longer period as the Administrative Agent may agree) after (i) the acquisition or formation of any Domestic Subsidiary that is both a Wholly-Owned Subsidiary and a Material Subsidiary or
(ii) the date on which any Domestic Subsidiary that is a Wholly-Owned Subsidiary becomes a Material Subsidiary, cause such Person to (A) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (B) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause
(A)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.13 ERISA Compliance.

     Do, and cause each of its ERISA Affiliates to do, each of the following:
(a) maintain each Plan in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and
(c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code.


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7.14 Pledged Assets.

     Each Loan Party will (i) cause all of its owned and leased real and personal Property other than Excluded Property or except as otherwise provided in the Collateral Documents, to be subject at all times to first priority, perfected and, in the case of owned or ground leased real Property, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord's waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent's Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(g), all in form, content and scope reasonably satisfactory to the Administrative Agent. Without limiting the generality of the above, the Loan Parties will cause (a) 100% (or, if less, the full amount owned by such Loan Parties) of the issued and outstanding Capital Stock of each Domestic Subsidiary (except as provided in Section 8.09(b)(v) in respect of any Non-Guarantor Subsidiary) and (b) 65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary (other than an Immaterial Foreign Subsidiary) directly owned by the Borrower or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request.

7.15 Refinance of Convertible Subordinated Debentures.

     On or before December 31, 2008, the Borrower will provide to the Administrative Agent evidence of, and thereafter maintain, through and including June 30, 2009 (a) committed financing reasonably satisfactory to the Administrative Agent and/or (b) available cash, Cash Equivalents or other sources of liquidity reasonably satisfactory to the Administrative Agent sufficient, in any case, to pay all amounts that would come due in respect of the exercise by holders of the Convertible Subordinated Debentures of their respective rights to require the repurchase or redemption of such Convertible Subordinated Debentures on June 30, 2009.

7.16 Debt Rating.

     Maintain a Debt Rating from both S&P and Moody's (so long as such rating agencies continue to publish such ratings).

7.17 Post-Closing Deliverables.

     (a) The Loan Parties shall use commercially reasonable efforts to obtain landlord lien waivers, in form and substance reasonably satisfactory to the Administrative Agent, for each location identified on Schedule 7.17.


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     (b) The Loan Parties shall use commercially reasonable efforts to obtain a collateral assignment of lease, in form and substance reasonably satisfactory to the Administrative Agent, for each lease of the Data Centers.

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens.

     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

          (a) Liens pursuant to any Loan Document;

          (b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

          (c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

          (d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

          (e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

          (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;


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          (h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) unless any such judgment otherwise constitutes an Event of Default hereunder;

          (i) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired or constructed on the date of acquisition or completion of construction and (iii) such Liens attach to such Property not later than ninety days after the acquisition or completion of construction thereof;

          (j) leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

          (k) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

          (l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

          (m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

          (n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

          (o) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

          (p) Liens securing Indebtedness permitted pursuant to Section 8.03(k), together with all renewals, extensions, refinancings and refundings permitted under such Section 8.03(k), provided that (i) such Lien exists at the time of the Permitted Acquisition relating to such Indebtedness and is not created in contemplation of or in connection with such Permitted Acquisition, and (ii) such Lien secures only fixed or capital assets and general intangibles related to such fixed or capital assets acquired (or fixed or capital assets and general intangibles related to such fixed or capital assets of Persons acquired) as part of such Permitted Acquisition;

          (q) Liens for the benefit of the seller deemed to attach solely because of the existence of cash deposits and attaching solely to such cash deposits made in connection with any letter of intent or acquisition agreement with respect to a Permitted Acquisition;

          (r) Liens on any insurance policy of any Loan Party covering directors' and officers' liability and employment practice liability only and the identifiable cash proceeds thereof which secures Indebtedness incurred for the purpose of financing such policy permitted under Section 8.03(j); and


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

          (s) Liens not otherwise permitted by the foregoing clauses of this
     Section 8.01 securing obligations or other liabilities, provided that the aggregate outstanding amount of all such obligations and liabilities shall not exceed $5,000,000 at any time.

8.02 Investments.

     Make any Investments, except:

          (a) Investments held by the Borrower or such Subsidiary in the form of cash or Cash Equivalents;

          (b) Investments existing as of the Closing Date and set forth in
     Schedule 8.02;

          (c) Investments in any Person that is a Loan Party prior to giving effect to such Investment;

          (d) Investments consisting of extensions of credit in the nature of accounts receivable, notes receivable or payment intangibles arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

          (e) Guarantees permitted by Section 8.03;

          (f) Permitted Acquisitions;

          (g) Investments in Foreign Subsidiaries in an amount not to exceed $5,000,000 in the aggregate at any time outstanding;

          (h) Investments consisting of loans made to officers and employees (in addition to those set forth on Schedule 8.02) in an amount not to exceed $500,000 in the aggregate at any time outstanding;

          (i) Investments consisting of non-cash consideration received in connection with a sale of assets permitted under Section 8.05;

          (j) Investments consisting of loans or advances made in the ordinary course of business to customers in an amount not to exceed $10,000,000 in the aggregate at any time outstanding; and

          (k) Investments in Domestic Subsidiaries that are Non-Guarantor Subsidiaries, joint ventures, and other Investments of a nature not contemplated in the foregoing clauses in an aggregate amount outstanding at any time not to exceed an amount equal to the greater of (i) $20,000,000, and (ii) five percent (5%) of the total consolidated assets of the Borrower and its Subsidiaries at such time.

8.03 Indebtedness.

     Create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness under the Loan Documents;


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

          (b) Indebtedness of the Borrower and its Subsidiaries set forth in
     Schedule 8.03 (and renewals, refinancings and extensions thereof, provided that any such renewal, refinancing or extension is in an aggregate principal amount not greater than the principal amount of the Indebtedness being renewed, extended, or refinanced, and does not shorten the weighted average life to maturity of such Indebtedness;

          (c) intercompany Indebtedness permitted under Section 8.02;

          (d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view;" and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

          (e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase or construction of fixed assets and renewals, refinancings and extensions thereof, provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $10,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price or construction costs of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

          (f) other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding (of which amount not more than $5,000,000 may be secured as permitted pursuant to Section 8.01(s));

          (g) Earn Out Obligations incurred in connection with any Permitted Acquisitions;

          (h) obligations under any Sale and Leaseback Transaction permitted pursuant to Section 8.15, to the extent such obligations would constitute Indebtedness;

          (i) Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;

          (j) Indebtedness in an aggregate outstanding principal amount not to exceed $2,000,000 owing for the purpose of financing the purchase of any insurance policy covering directors' and officers' liability and employment practice liability only issued for the benefit of the Borrower or any Subsidiary or their respective officers and directors;

          (k) Indebtedness assumed in connection with any Permitted Acquisition, or acquired as part of such Permitted Acquisition, together with renewals, extensions, and refinancings thereof, in an aggregate outstanding principal amount not in excess of $25,000,000 at any time, provided that such Indebtedness (i) exists at the time of such Permitted Acquisition and (ii) is not drawn down, created or increased in contemplation of or in connection with such Permitted Acquisition or on or after the consummation thereof and does not provide any credit support therefor; and provided further that any renewal, extension, or refinancing thereof is an aggregate principal amount not greater than the principal amount of the Indebtedness being renewed,


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

     extended, or refinanced, and does not shorten the weighted average life to maturity of such Indebtedness;

          (l) Indebtedness of Non-Guarantor Subsidiaries for working capital purposes in an aggregate outstanding principal amount not to exceed $5,000,000;

          (m) (i) Indebtedness of the Borrower under the Convertible Subordinated Debentures in an aggregate principal amount not to exceed $125,000,000 and (ii) any Subordinated Indebtedness used to refinance, refund or replace, in whole or in part, such Convertible Subordinated Debentures, so long as no Default or Event of Default has occurred and is continuing prior to and after giving effect to such refinancing, refund or replacement;

          (n) prior to February 6, 2006, the NDC Subordinated Notes in an aggregate principal amount not to exceed $2,378,000, which represent those NDC Subordinated Notes not redeemed pursuant to the Debt Tender Offer;

          (o) unsecured Subordinated Indebtedness in an aggregate principal amount not to exceed $200,000,000 at any one time outstanding; provided, that the Net Cash Proceeds received from the issuance of any such Subordinated Indebtedness shall be used (i) prior to payment in full of the Term Loan, (A) to finance Permitted Acquisitions and/or (B) to prepay the Term Loan until the Term Loan has been paid in full and, (ii) after payment in full of the Term Loan, for lawful corporate purposes;

          (p) to the extent constituting Indebtedness, any obligations or liabilities arising pursuant to any Treasury Management Agreements entered into in the ordinary course of business; and

          (q) Guarantees with respect to Indebtedness permitted under clauses
     (a) through (n) of this Section 8.03.

8.04 Fundamental Changes.

     Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving corporation, (b) any Loan Party other than the Borrower may merge or consolidate with any other Loan Party other than the Borrower, (c) any Foreign Subsidiary may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving corporation, (d) any Non-Guarantor Subsidiary may be merged or consolidated with or into any other Non-Guarantor Subsidiary, (e) the Borrower or any Subsidiary of the Borrower may merge with any Person that is not a Loan Party in connection with a Permitted Acquisition provided that, if such Permitted Acquisition involves the Borrower, the Borrower shall be the continuing or surviving corporation, and (f) the Borrower and any of its Subsidiaries may Dispose of assets in transactions permitted by Section 8.05.

8.05 Dispositions.

     Make any Disposition other than (a) the sale of assets pursuant to a Sale and Leaseback Transaction permitted by Section 8.15, provided that no Default or Event of Default exists prior to and after giving effect to such sale and (b) any Disposition in which (i) at least 75% of the total consideration received by the


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

Borrower or such Subsidiary in connection therewith shall be cash or Cash Equivalents paid contemporaneously with consummation of the transaction and shall be in an amount not less than the fair market value of the Property disposed of, (ii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and
(iv) the greater of the aggregate net book value and the aggregate consideration received in respect of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions in any fiscal year of the Borrower shall not exceed $30,000,000. Notwithstanding the terms of subclause
(b)(iv) above, the parties hereto agree that any Loan Party may dispose of assets purchased pursuant to a Permitted Acquisition within (x) 12 months of the purchase of such assets or (y) 18 months of the purchase of such assets provided such Loan Party has entered into a letter of intent to sell such assets within 12 months of the purchase of such assets; provided that the Net Cash Proceeds from such Disposition are applied to prepay the Loans to the extent required by, and in accordance with Section 2.05(b).

8.06 Restricted Payments.

     Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

          (a) each Subsidiary may make Restricted Payments (directly or indirectly) to any Loan Party;

          (b) each Non-Guarantor Subsidiary may make Restricted Payments (directly or indirectly) to any other Non-Guarantor Subsidiary;

          (c) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock of such Person; and

          (d) the Borrower may make any dividends and purchase, redeem, acquire or retire shares of its Capital Stock of any class or any warrants, options or other rights to purchase any such shares of its Capital Stock ("Stock Payments") so long as (i) no Default or Event of Default exists immediately prior to and after giving effect to any such Stock Payment and (ii) after giving effect to any such Stock Payment, the aggregate amount of all Stock Payments made during any fiscal year shall not exceed $25,000,000; provided, however, if the Consolidated Senior Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Stock Payment) is less than
     2.5 to 1.0, then the aggregate amount of Stock Payments made in any fiscal year shall not exceed $75,000,000.

8.07 Change in Nature of Business.

     Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date except for those businesses that are reasonable extensions or expansions thereof or incidental thereto.

8.08 Transactions with Affiliates and Insiders.

     Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Sections 8.01 through


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

8.06, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors, (e) that certain loan existing as of the Closing Date in the principal amount of $250,000 provided by the Borrower to Philip Pead and (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09 Burdensome Agreements.

     (a) Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts on the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits,
(ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its Property to any Loan Party, or (v) with respect to the Borrower, repay the Obligations, and with respect to any Guarantor, Guarantee the Obligations or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(iv) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e) or (k), provided that any such restriction contained therein relates only to the asset or assets so constructed or acquired, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale, (5) customary provisions entered into in the ordinary course of business restricting assignment (including, in the case of leases, subletting, and in the case of licenses, sublicensing) of any Contractual Obligation, or (6) customary restrictions and agreements relating to joint ventures and Non-Guarantor Subsidiaries.

     (b) Enter into, or permit to exist, any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requires the grant of any security for any obligation if such Property is given as security for the Obligations, except (i) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e) or (k), provided that any such restriction contained therein relates only to the asset or assets so constructed or acquired, (ii) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under
Section 8.05, pending the consummation of such sale, (iv) customary provisions entered into in the ordinary course of business restricting assignment (including, in the case of leases, subletting, and in the case of licenses, sublicensing) of any Contractual Obligation, and (v) customary restrictions and agreements relating to joint ventures and Non-Guarantor Subsidiaries.

8.10 Use of Proceeds.

     Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) in any manner that would constitute a violation of Regulation U of the FRB or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.


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

8.11 Financial Covenants.

     (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than the ratio indicated below for the respective periods shown:

Fiscal Quarters Ending                         Consolidated Leverage Ratio
----------------------                         ---------------------------
March 31, 2006 through June 30, 2006                    5.0 to 1.0
September 30, 2006 through December 31, 2006            4.5 to 1.0
March 31, 2007 and thereafter                           4.0 to 1.0

     (b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending March 31, 2006, to be less than 1.5 to 1.0.

     (c) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than the ratio indicated below for the respective periods shown:

                                               Consolidated Senior
Fiscal Quarters Ending                            Leverage Ratio
----------------------                         -------------------
March 31, 2006 through June 30, 2006                4.0 to 1.0
September 30, 2006 through December 31, 2006        3.5 to 1.0
March 31, 2007 through December  31, 2007           3.0 to 1.0
March 31, 2008 and thereafter                       2.5 to 1.0

8.12 Prepayment of Subordinated Indebtedness.

     (a) Amend or modify any of the terms of the Convertible Subordinated Debentures or any Subordinated Indebtedness if such amendment or modification would add or change any terms in a manner materially adverse to the Borrower or any Subsidiary or the Lenders, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

     (b) Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Convertible Subordinated Debentures or any Subordinated Indebtedness (other than any conversion of such Indebtedness into common stock of the Borrower or other equity interests


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

subordinated to the Obligations to at least the same extent as, or to a greater extent than, such Indebtedness); provided that (i) so long as no Default or Event of Default has occurred and is continuing, the Convertible Subordinated Debentures may be refinanced with Subordinated Indebtedness.

8.13 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

     (a) Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

     (b) Change its fiscal year.

     (c) Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

8.14 Ownership of Subsidiaries.

     Notwithstanding any other provisions of this Agreement to the contrary, permit any Subsidiary of the Borrower to issue or have outstanding any shares of preferred Capital Stock.

8.15 Sale Leasebacks.

     Enter into any Sale and Leaseback Transaction other than the Sale and Leaseback Transactions described on Schedule 8.15.

                                   ARTICLE IX

                         EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

     Any of the following shall constitute an Event of Default:

          (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment fee or other fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

          (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.05(a) (as to the existence of any Loan Party), 7.11, or 7.15 or Article VIII or

          (c) Other Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, Section 7.02(a), (b), (d) or (h), Section 7.03(a), Section 7.10, Section 7.12 or
     Section 7.14, and such failure continues for 5 Business Days after the earlier of a Responsible Officer of a Loan Party becoming aware of such failure or notice thereof by the Administrative Agent; or

          (d) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Loan Document


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

     on its part to be performed or observed and such failure continues for thirty days after the earlier of a Responsible Officer of a Loan Party becoming aware of such failure or notice thereof by the Administrative Agent; or

          (e) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

          (f) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

          (g) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

          (h) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

          (i) Judgments. There is entered against the Borrower or any Subsidiary
     (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the

     Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal posting of bond or otherwise, is not in effect; or

          (j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

          (k) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or fails to give the Administrative Agent and/or the Lenders the Liens, rights, powers and privileges purported to be created by the Loan Documents; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any Loan Party asserts that any Lien purported to be created or perfected by the Collateral Documents is invalid or not so perfected; or

          (l) Change of Control. There occurs any Change of Control; or

          (m) Convertible Subordinated Debentures. (i) There shall occur an "Event of Default" (or any comparable term) under, and as defined in, the Convertible Subordinated Debentures Documents, (ii) any of the Obligations for any reason shall cease to be "Designated Senior Indebtedness" (or any comparable term) under, and as defined in, the Convertible Subordinated Debentures Documents, (iii) any Indebtedness other than the Obligations shall constitute "Designated Senior Indebtedness" (or any comparable term) under, and as defined in, the Convertible Subordinated Debentures Documents or (iv) the subordination provisions of the Convertible Subordinated Debentures Documents shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Convertible Subordinated Debentures.

9.02 Remedies Upon Event of Default.

     If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

          (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan


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     Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

          (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

          (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds.

     After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article
     III), ratably among them in proportion to the amounts described in this clause Second payable to them;

     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) in proportion to the respective amounts described in this clause Third held by them;

     Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), (c) payments of amounts due under any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) in proportion to the respective amounts described in this clause Fourth held by them; and


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     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

     Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

                                    ARTICLE X

                              ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

     Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02 Rights as a Lender.

     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel,


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     may expose the Administrative Agent to liability or that is contrary to any
     Loan Document or applicable law; and

          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.

     The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection


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with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06 Resignation of Administrative Agent.

     The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a commercial banking institution with an office in the United States, or an Affiliate of any such commercial banking institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Prior to such appointment of a successor Administrative Agent by the Required Lenders, all duties and responsibilities of the Administrative Agent shall be performed by the Required Lenders. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07 Non-Reliance on Administrative Agent and Other Lenders.

     Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to


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enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties, Etc.

     Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09 Administrative Agent May File Proofs of Claim.

     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.


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10.10 Collateral and Guaranty Matters.

     The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

          (a) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

          (b) to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.01(i); and

          (c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.

                                   ARTICLE XI

                                  MISCELLANEOUS

11.01 Amendments, Etc.

     No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

          (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

          (b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

          (c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan


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     Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

          (d) change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments or the order of application of payments required thereby without the written consent of each Lender directly affected thereby;

          (e) change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;

          (f) except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

          (g) release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under
     Section 8.05, all or substantially all of the Guarantors, from its or their obligations under the Loan Documents without the written consent of each Lender directly affected thereby; or

          (h) without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Commitments (or if the Revolving Commitments have been terminated, the outstanding Revolving Loans (and participations in any Swing Line Loans and L/C Obligations)), (i) waive any Default or Event of Default for purposes of
     Section 5.02 for purposes of any Revolving Loan borrowing or L/C Credit Extension and (ii) amend, change, waive, discharge or terminate Section 2.01(a), 2.02, 2.03, 2.05(b)(i) or 2.06 or any term, covenant or agreement contained in Article VIII or Article IX; or

          (i) without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding Term Loan (and participations therein), amend, change, waive, discharge or terminate
     Section 2.05(b)(vi) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.05(b)(ii), (iii), (iv) or
     (v) hereof;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that


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affects the Loans, and each Lender acknowledges that the provisions of Section
1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.02 Notices; Effectiveness; Electronic Communication.

     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

          (i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

          (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     (c) The Platform. THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE


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PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE
BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, willful misconduct of such Agent Party or breach in bad faith of its obligations hereunder; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

     (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act in good faith upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance in good faith by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies.

     No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.


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11.04 Attorney Costs, Expenses; Indemnity; Damage Waiver.

     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the


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Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related
Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender's Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity; provided that to the extent the L/C Issuer is entitled to indemnification pursuant to this subsection (c) solely in its capacity and role as L/C Issuer, only Lenders with Revolving Commitments shall be required to indemnify the L/C Issuer in accordance with this subsection
(c). The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

     To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.


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11.06 Successors and Assigns.

     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection
(f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000 in the case of an assignment of Revolving Loans and $1,000,000 in the case of an assignment of Term Loans unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause
(ii) shall not apply to rights in respect of Swing Line Loans or the Term Loan;
(iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this


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Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

     (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the L/C Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (g) of the first proviso to Section 11.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender, and provided further that such Participant shall have no direct right to enforce any of the terms of this Agreement or any other Loan Document against any Loan Party, the Agents, the Issuer, or any other Lender.

     (e) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section
11.14 as though it were a Lender.

     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender,


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including any pledge or assignment to secure obligations to a Federal Reserve
Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (g) As used herein, the following terms have the following meanings:

          "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender;
     (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent (and in the case of an assignment of a Revolving Commitment, the L/C Issuer and the Swing Line Lender), and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

          "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     (h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days' notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days' notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07 Confidentiality.

     Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees, trustees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the


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extent requested by any regulatory authority having jurisdiction over the
Administrative Agent or any Lender (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided, however, that the Administrative Agent and/or such Lender will give the Borrower as soon as reasonably practicable prior notice of such disclosure unless such subpoena expressly provides that no such prior notice shall be given to the Borrower; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder;
(f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower and the Administrative Agent or such Lender, as the case may be, does not reasonably suspect that such information was disclosed in violation of a confidentiality agreement or was otherwise unauthorized by the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, "Information" means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Loan Parties, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08 Set-off.

     In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender, the L/C Issuer and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender, the L/C Issuer or any such Affiliate hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent, the L/C Issuer or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender and the L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender or


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L/C Issuer; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.09 Interest Rate Limitation.

     Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11 Integration.

     This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.12 Survival of Representations and Warranties.

     All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.13 Severability.

     If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable


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provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14 Tax Forms.

          (a) (i) Each Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a "Foreign Lender") shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Internal Revenue Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Internal Revenue Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

          (ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion),
     (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

          (iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to Taxes payable in respect of payments under the Loan Documents under laws, regulations and treaties in effect on the Closing Date (or, if later, the date any Person first becomes a Lender under this Agreement) except to the extent that such Person's assignor was entitled to receive additional amounts under Section 3.01, (B) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.14(a) or (C) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.14(a); provided that if such Lender shall have satisfied the requirement of this Section 11.14(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.14(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

          (iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 11.14(a).

     (b) Upon the request of the Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Internal Revenue Code, without reduction.

     (c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

11.15 Replacement of Lenders.

     If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01,
(iii) a Lender (a "Non-Consenting Lender") does not consent to a proposed amendment, change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section
11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable), (iv) any Lender is a Defaulting Lender or (v) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

          (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

          (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

          (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to
     Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

          (d) such assignment does not conflict with applicable Laws; and

          (e) in the case of any such assignment resulting from a Non-Consenting Lender's failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed amendment, change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender's Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.15 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.16 Governing Law.

     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, the LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.


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

11.17 Waiver of Jury Trial.

     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO
(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.18 USA PATRIOT Act Notice.

     Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

                            [SIGNATURE PAGES FOLLOW]


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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:                               PER-SE TECHNOLOGIES, INC.,
                                        a Delaware corporation


                                        By: /s/ Chris E. Perkins
                                            ------------------------------------
                                        Name: Chris E. Perkins
                                        Title: Executive Vice President and
                                               Chief Financial Officer


GUARANTORS:                             KNOWLEDGEABLE HEALTHCARE SOLUTIONS,
                                        INC.,
                                        an Alabama corporation


                                        By: /s/ Chris E. Perkins
                                            ------------------------------------
                                        Name: Chris E. Perkins
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        PATIENT ACCOUNT MANAGEMENT SERVICES,
                                        INC.,
                                        an Ohio corporation


                                        By: /s/ Chris E. Perkins
                                            ------------------------------------
                                        Name: Chris E. Perkins
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        PER-SE TRANSACTION SERVICES, INC.,
                                        an Ohio corporation


                                        By: /s/ Chris E. Perkins
                                            ------------------------------------
                                        Name: Chris E. Perkins
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        PST PRODUCTS, LLC,
                                        a California limited liability company


                                        By: /s/ Chris E. Perkins
                                            ------------------------------------
                                        Name: Chris E. Perkins
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        PST SERVICES, INC.,
                                        a Georgia corporation


                                        By: /s/ Chris E. Perkins
                                            ------------------------------------
                                        Name: Chris E. Perkins
                                        Title: Executive Vice President and
                                               Chief Financial Officer

                                        NDCHEALTH CORPORATION,
                                        a Delaware corporation


                                        By: /s/ Chris E. Perkins
                                            ------------------------------------
                                        Name: Chris E. Perkins
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        PHYSERV SOLUTIONS, INC.,
                                        a Delaware corporation


                                        By: /s/ Chris E. Perkins
                                            ------------------------------------
                                        Name: Chris E. Perkins
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        NDC OF CANADA, INC.,
                                        a Delaware corporation


                                        By: /s/ Chris E. Perkins
                                            ------------------------------------
                                        Name: Chris E. Perkins
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        NDC HEALTH PHARMACY SYSTEMS AND
                                        SERVICES, INC.,
                                        a Delaware corporation


                                        By: /s/ Chris E. Perkins
                                            ------------------------------------
                                        Name: Chris E. Perkins
                                        Title: Executive Vice President and
                                               Chief Financial Officer


ADMINISTRATIVE AGENT:                   BANK OF AMERICA, N.A.,
                                        as Administrative Agent


                                        By: /s/ Kristine Thennes
                                            ------------------------------------
                                        Name: Kristine Thennes
                                        Title: Vice President


LENDERS:                                BANK OF AMERICA, N.A.,
                                        as a Lender, L/C Issuer and Swing Line
                                        Lender


                                        By: /s/ William H. Powell
                                            ------------------------------------
                                        Name: William H. Powell
                                        Title: Senior Vice President

                                        GENERAL ELECTRIC CAPITAL CORPORATION


                                        By: /s/ David R. Campbell
                                            ------------------------------------
                                        Name: David R. Campbell
                                        Title: Duly Authorized Signatory


                                        WACHOVIA BANK, NATIONAL ASSOCIATION


                                        By: /s/ Richard Nelson
                                            ------------------------------------
                                        Name: Richard Nelson
                                        Title: Vice President


                                        CAROLINA FIRST BANK


                                        By: /s/ Charles D. Chamberlain
                                            ------------------------------------
                                        Name: Charles D. Chamberlain
                                        Title: Executive Vice President